                                                     Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-47753


PROSPECTUS SUPPLEMENT
(To Prospectus dated March 18, 1998)
J.P. MORGAN & CO. INCORPORATED
$1,000,000,000
Medium-Term Notes, Series A

Due More Than Nine Months From Date of Issue
J.P. Morgan & Co. Incorporated (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes") which are issuable in one or more series. The Notes offered by this Prospectus Supplement are offered in an aggregate principal amount of up to $1,000,000,000 or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit ("ECUs"). See "Important Currency Exchange Information." Such aggregate principal amount is subject to reduction as a result of the sale of other Securities, described in the Prospectus. See "Description of Notes -- General" and "Plan of Distribution" herein. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note ("Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Notes (as defined herein), or a floating rate as specified in the applicable Pricing Supplement pertaining to such Note ("Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

The Notes may be issued as senior debt securities (the "Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"). Subordinated Debt Securities will be subordinated as described under "Description of J.P. Morgan Debt Securities -- Subordinated Debt Securities" in the Prospectus.

Unless otherwise indicated in the applicable Pricing Supplement interest on Fixed Rate Notes is payable semi-annually on each March 15 and September 15 and at maturity or upon earlier redemption or repayment. Interest on Floating Rate Notes is payable on the dates indicated herein and in the applicable Pricing Supplement. Amortizing Notes will pay principal and interest as set forth in the applicable Pricing Supplement. See "Description of Notes -- Interest and Interest Rates." Each Note will mature on a Business Day (as defined below) more than nine months from the date of issue, and may be subject to redemption at the option of the Company or repayment at the option of the holder of the Note (the "Holder") prior to its stated maturity, as set forth in the applicable Pricing Supplement (the "Stated Maturity"). See "Description of Notes."

Each Note may be denominated or payable in U.S. dollars or in a foreign currency, ECUs or such other currency unit specified in the applicable Pricing Supplement (the "Specified Currency"). Unless otherwise indicated in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The authorized denominations of Notes not denominated in U.S. dollars will be set forth in the applicable Pricing Supplement. See "Description of Notes -- Payment Currency."

Each Note will be issued only in fully registered form and will be represented by either a Global Security or a master security (the "Master Security") registered in the name of a nominee of The Depositary Trust Company, as Depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, the records maintained by the Depositary and its participants. Except as described in "Description of Notes -- Book-Entry System" herein and in "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus, owners of beneficial interests in a Global Security or the Master Security will not be entitled to receive Notes in definitive form and will not be considered the holders thereof.

The Notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                          PRICE TO                AGENT'S DISCOUNT                       PROCEEDS TO
                                         PUBLIC (1)             OR COMMISSION(2)(3)                   COMPANY(2)(4)(5)
---------------------------------------------------------------------------------------------------------------------------------
Per Note                            100%                    .125% - .750%                   99.875% - 99.250%
---------------------------------------------------------------------------------------------------------------------------------
Total                               $1,000,000,000(5)       $1,250,000 - $7,500,000         $998,750,000 - $992,500,000(6)
---------------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount.

(2) The commission payable to the Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note unless otherwise indicated in the applicable Pricing Supplement. The Company may also sell Notes to the Agent, as principal at negotiated discounts, for resale to investors and other purchasers at varying prices related to the prevailing market prices at the time of resale as determined by the Agent or, if so agreed, at a fixed public offering price. See "Plan of Distribution."

(3) The Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agent and Underwriter against and contribute toward certain liabilities, including liabilities under applicable securities law.

(4) Unless otherwise indicated in the applicable Pricing Supplement.

(5) Before deducting other expenses payable by the Company estimated at up to $1,000,000

(6) Or the equivalent thereof in other currencies including composite currencies.

Offers to purchase the Notes are being solicited from time to time by J.P. Morgan Securities Inc. (the "Agent" or "JPMSI"), on behalf of the Company. The Agent has agreed to use reasonable efforts to solicit purchases of such Notes. The Company also may sell Notes to the Agent acting as principal for its own account or otherwise, to be determined by the Agent. The Company may also sell Notes directly to investors on its own behalf in jurisdictions where it is authorized to do so. No termination date for the offering of the Notes has been established. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent, if it receives the offer, may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution." This Prospectus Supplement and Prospectus may be used by JPMSI, a wholly owned subsidiary of the Company, in connection with offers and sales related to secondary market transactions in the Notes. JPMSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

This Prospectus Supplement, the related Pricing Supplement and the accompanying Prospectus may be used by the Company, JPMSI, a wholly owned subsidiary of the Company, or other affiliates of the Company in connection with offers and sales related to secondary market transactions in the Notes offered hereby. JPMSI or other such Company affiliates may act as principal or agent in such transactions. Such sales will be made at varying prices related to prevailing market prices at the time of sale.

J.P. MORGAN & CO.

April 3, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE PLAN OF DISTRIBUTION.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Important Currency Exchange Information.....................   S-2
Risk Factor -- Currency Risks...............................   S-2
Description of Notes........................................   S-3
Foreign Currency Risks......................................  S-16
United States Taxation......................................  S-17
Plan of Distribution........................................  S-24
Legal Opinions..............................................  S-25
Glossary....................................................   A-1
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
J.P. Morgan & Co. Incorporated..............................     3
Consolidated Ratio of Earnings to Fixed Charges.............     5
Consolidated Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.................................     6
Use of Proceeds.............................................     6
Description of J.P. Morgan Debt Securities..................     6
Description of Debt Warrants................................    13
Description of Series Preferred Stock.......................    14
Depositary Shares...........................................    17
Description of Preferred Stock Warrants.....................    19
Description of Universal Warrants...........................    20
Risk Factors Relating to Universal Warrants.................    22
Description of Capital Stock................................    23
Plan of Distribution........................................    25
Experts.....................................................    26
Legal Opinions..............................................    26

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement provides that purchasers are instead required to pay for the Notes in a Specified Currency and/or that payments of principal, premium, if any, and interest on such Notes will be made in a Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the Pricing Supplement. The Agent may act, from time to time, as Exchange Rate Agent. The costs of such conversion will be borne by the Holder of a Note through deductions from such payments.

Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                         RISK FACTOR -- CURRENCY RISKS

Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. See "Foreign Currency Risks."

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "J.P. Morgan Debt Securities", the "Debt Securities" or the "Subordinated Debt Securities", as applicable) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the J.P. Morgan Debt Securities, Debt Securities and Subordinated Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable pricing supplement hereto (the "Pricing Supplement"), the Notes will have the terms described below, except that references to interest payments and interest-related information do not apply to certain Original Issue Discount Notes.

If any Note is not to be denominated in U.S. dollars, then certain provisions with respect thereto will be as set forth in the applicable Pricing Supplement. The applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the ECU, in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

GENERAL

The Notes may be Debt Securities or Subordinated Debt Securities. The Notes constituting Debt Securities will be issued under an Indenture dated as of August 15, 1982, as amended by a First Supplemental Indenture dated as of May 5, 1986, by a Second Supplemental Indenture dated as of February 27, 1996 and by a Third Supplemental Indenture dated as of January 30, 1997, between the Company and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor Trustee to Chemical Bank (formerly Manufacturers Hanover Trust Company) (such Indenture as amended, the "Senior Indenture"). The Notes constituting Subordinated Debt Securities will be issued under the Indenture dated as of March 1, 1993, between the Company and U.S. Bank Trust National Association, as successor Trustee to Citibank, N.A. (such Indenture as amended, the "Subordinated Indenture") (the Senior Indenture and the Subordinated Indenture are referred to together as the "Indentures").

Notes issued under the Senior Indenture will rank pari passu with all outstanding senior indebtedness of the Company. See "Description of J.P. Morgan Debt Securities -- Senior Debt Securities" in the Prospectus. Notes issued under the Subordinated Indenture will be subordinated in right of payment to Senior Indebtedness (as defined) and, in certain circumstances relating to the bankruptcy or insolvency of the Company, the Derivative Obligations (as defined) of the Company. At December 31, 1997, the amount of indebtedness constituting Senior Indebtedness was approximately $11.5 billion and the amount of Derivative Obligations was immaterial. See "Description of J.P. Morgan Debt
Securities -- Subordinated Debt Securities -- Subordination" in the Prospectus.

The Notes may be Fixed Rate Notes or Floating Rate Notes. The following summaries of certain provisions of the Indentures do not purport to be complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms.

The Notes may be issued from time to time in an aggregate principal amount of up to $1,000,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of the sale by the Company of other Securities as referred to in the accompanying Prospectus. For the purpose of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Note (as defined herein) means the Issue Price (as defined herein) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

Each Note will mature on a Business Day (as defined below) more than nine months from its date of issue, as selected by the initial purchaser and agreed to by the Company (the "Stated Maturity"), and may be subject to redemption or repayment prior to maturity at the price or prices specified in the applicable Pricing Supplement. The Notes will not be subject to any sinking fund.

Except as may be specified for Notes denominated in foreign or composite currencies or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000. Unless otherwise provided in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

The Notes will be offered on a continuing basis. Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. The Company currently contemplates that only Notes denominated and payable in U.S. dollars will be issued as Book-Entry Notes. So long as the Depositary or its nominee is the registered owner of such Book-Entry Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes for all purposes under the applicable Indenture. Except as set forth under "Description of Notes -- Book-Entry System" in this Prospectus Supplement and as set forth under "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus, Book-Entry Notes will not be issuable in certificated form.

Interest on the Notes will be payable at the office of U.S. Bank Trust National Association, which will act as the Company's paying agent and note registrar (the "Paying Agent and Note Registrar"), currently located at 100 Wall Street, Suite 1600, New York, New York 10005, provided that payment of interest, other than interest at maturity or upon earlier redemption or repayment, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the Note Register at the close of business on March 1 and September 1 of each year or as otherwise indicated in the applicable Pricing Supplement (each a "Regular Record Date") corresponding to the relevant Interest Payment Date. The principal, interest and premium, if any, payable at maturity or upon earlier redemption or repayment in respect of each Note will be paid in immediately available funds against presentation of the Note at the office of U.S. Bank Trust National Association, 100 Wall Street, New York, New York 10005. In the case of a Global Security representing Book-Entry Notes, such payments of principal, interest and premium, if any, will be made to the Depositary or its nominee. Payments to beneficial owners of Book-Entry Notes will be made through the Depositary and its participants. See "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus.

The Pricing Supplement relating to each Note will describe the following terms:
(1) the specified currency with respect to such Note (and, if such currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (2) whether such Note is a Debt Security or a Subordinated Debt Security; (3) whether such Note is a Fixed Rate Note or a Floating Rate Note; (4) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price");
(5) the date on which such Note will be issued; (6) the date on which such Note will mature; (7) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (8) if such Note is a Floating Rate Note, the interest rate basis, the Initial Interest Rate, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the maximum interest rate and the minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (9) whether such Note may be redeemed or repaid prior to the date of Maturity (the "Maturity Date"), and, if so, the provisions relating to such redemption payment; and (10) any other terms of such Notes not inconsistent with the provisions of the related Indenture.

ORIGINAL ISSUE DISCOUNT NOTES

Notes may be issued in the form of "Original Issue Discount Notes," which will be issued at a discount from the principal amount payable at the Stated Maturity (and certain other payments) and which are considered to be issued with original issue discount that must be included in income for United States federal income tax purposes at a constant rate. Certain additional considerations relating to Original Issue Discount Notes may be described in the Pricing Supplement relating thereto. There may not be any periodic payments of interest on Original Issue Discount Notes. In the event of an acceleration of the maturity of any Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note upon such acceleration will be determined in accordance with the Pricing

Supplement and the terms of such Note, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Note. For the Federal income tax considerations with respect to Original Issue Discount Notes, see "United States Taxation -- Tax Consequences to United States Holders -- Original Issue Discount Notes" in this Prospectus Supplement.

PAYMENT CURRENCY

If the applicable Pricing Supplement provides for payments of interest and principal on a non-U.S. dollar denominated Note to be made, at the option of the Holder, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the exchange rate agent specified in the applicable Pricing Supplement (the "Exchange Rate Agent") at approximately 11:00 a.m., New York City time, on the second Business Day (as defined below) preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of Specified Currency payable to the Holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency (the "National Currency Unit") is converted into, or there is substituted for the National Currency Unit, another currency (the "New Currency") pursuant to law or regulation having general and direct applicability in the country of the National Currency Unit (including, for the avoidance of doubt, European Community laws and regulations) ("Relevant Law"), the payment of principal of, premium, if any, or interest on any Note denominated in such National Currency Unit shall, subject to the following sentence, be effected in the New Currency at the conversion rate prescribed by Relevant Law at the time of such payment. If any such substitution or conversion occurs and, pursuant to Relevant Law, payments to be made under legal instruments stipulating the use of or denomination in a National Currency Unit may be performed in such country in either the National Currency Unit or in the New Currency, the Company shall be entitled, at its option, to make the payment of principal of, premium, if any, or interest on any Note either in the National Currency Unit or in the New Currency at the conversion rate prescribed by Relevant Law at the time of such payment. The occurrence or non-occurrence of a currency conversion, replacement or introduction of a type described in this paragraph or any payment in a New Currency in accordance with the terms of this provision shall not (i) constitute an Event of Default, (ii) require any consent of any party or be deemed to be a modification or amendment of the terms or provisions of the Notes requiring any such consent, (iii) entitle the Company to avoid its obligations under the Notes or (iv) entitle the Company or any holder of the Notes to recision of the purchase and sale thereof or to reformation of any of the terms or provisions thereof on the grounds of impossibility or impracticability of performance, frustration of purpose or otherwise. Further, in the event of an official redenomination with respect to the National Currency Unit for payment of the relevant Notes by the government of the country of the National Currency Unit, the obligations of the Company with respect to payment on the Notes in such redenominated currency shall, in all cases, be adjusted to equal an amount of redenominated currency thereafter representing the amount of such obligations in the National Currency Unit immediately before such redenomination. Any payment made in accordance with the foregoing shall be a complete discharge of the Company's payment obligations in respect of the amount of the National Currency Unit which has been paid in the New Currency or in the new denomination. The Exchange Rate Agent will give prompt notice to the holders of the Notes of any such redenomination, conversion or replacement.

Valuation of the ECU Subject to the provisions under "Payment in a Component Currency" below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU (as referred to in Article 109g of the Treaty and as defined in Regulation (EC) no. 3320/94) that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109g of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. From the start of the third stage of European monetary union, the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and pound sterling). In contemplation of the third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of the New Currency will be the euro and that, in accordance with the Treaty, substitution of the euro for the ECU will be at the rate of one euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of the Notes denominated or payable in ECU will be payable in euro at the rate then established in accordance with the Treaty.

Payment in a Component Currency With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after that date with respect to the Notes and coupons shall be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Notices" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes and coupons having a due date prior thereto but not yet presented for payment are to be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Notices" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency in question.

If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

Payments in the Chosen Currency will be made at the specified office of a paying agent in the county of the Chosen Currency or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

Notes Denominated in the Currencies of EC Member States If, pursuant to the Treaty, all or some of the currencies of the member countries of the EC are replaced by the euro, the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies shall be effected in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

INTEREST AND INTEREST RATES

Each Note will bear interest at either (a) a fixed rate or (b) a floating rate determined by reference to an interest rate formula, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum interest rate limitation, a floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). The applicable Pricing Supplement will designate one or more of the following interest rate bases as applicable to each Note: (a) a fixed rate per annum, in the case of a Fixed Rate Note; (b) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (c) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note"; (d) LIBOR, in which case such Note will be a "LIBOR Note"; (e) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; (f) the Prime Rate, in which case such Note will be a "Prime Rate Note"; or (g) such other interest rate basis or formula as is set forth in such Pricing Supplement.

The interest rate on each Note will be equal to (a) in the case of a Fixed Rate Note, a fixed rate; or (b) in the case of a Floating Rate Note, either (i) the interest rate, determined by reference to the specified interest rate formula (as specified in the applicable Pricing Supplement) (the "Base Rate") plus or minus the Spread, if any, and/or (ii) the Base Rate, multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note.

Each Note will bear interest from its date of issue or, except as otherwise specified herein with respect to certain Floating Rate Notes, from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for until the principal thereof is paid or made available for payment. Interest on each Note will accrue at the annual rate or at a rate determined pursuant to an interest rate formula, stated therein and in the applicable Pricing Supplement. Interest will be payable on each Interest Payment Date and at the Stated Maturity or upon earlier redemption or repayment (each such date, a "Maturity"). Interest will be payable to the person in whose name a
Note is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date (which in the case of Global Securities representing Book-Entry Notes, will be the Depositary or the nominee of the Depositary);

provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Interest rates and interest rate formulas are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and each Regular Record Date for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

If any Interest Payment Date, other than at Maturity, for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day which is not a Business Day, payment of principal, premium, if any, and interest with respect to such Note will be paid on the next succeeding Business Day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

"Business Day" means any day (other than a Saturday or Sunday) on which banking institutions in The City of New York are open for business (and, (i) with respect to LIBOR Notes, which is also a London Banking Day (as defined below), and (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, on which banking institutions in the principal financial center of the country of the Specified Currency are open for business).

Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

FIXED RATE NOTES

Each Fixed Rate Note will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be on March 15 and September 15 of each year and the Regular Record Dates will be on March 1 and September 1 of each year. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Fixed Rate Note originally issued between a Regular Record Date and an Interest Payment Date shall be made on the Interest Payment Date following the succeeding Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

Except as provided below and unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date (as defined below) on the third Wednesday of each month, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Reset Date, on the third Wednesday of two months of the year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement.

The applicable Pricing Supplement will specify the Issue Price, the interest rate basis, the interest payment period, the Spread and/or Spread Multiplier, if any, and the Maximum Interest Rate or the Minimum Interest Rate, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: the period to maturity of the instrument or obligation on which the interest rate formula is based (the "Index Maturity"), Initial Interest Rate, Interest Payment Dates, Regular Record Dates and Interest Reset Dates with respect to such Note.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of any Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (i) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note ( the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement and
(ii) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding such Maturity. If the Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Rate Date shall be the immediately preceding Business Day.

The interest determination date (the "Interest Determination Date") pertaining to an Interest Reset Date for a Commercial Paper Rate Note, a Federal Funds Rate Note or a Prime Rate Note (the "Commercial Paper Interest Determination Date", the "Federal Funds Interest Determination Date" and the "Prime Interest Determination Date", respectively) will be the second Business Day prior to the Interest Reset Date. The interest determination date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day (as defined below) preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

Unless otherwise specified in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Floating Rate Note) to, but excluding, such Interest Payment Date or Maturity, as the case may be. However, in the case of Floating Rate Notes that reset daily or weekly, unless otherwise specified in the applicable Pricing Supplement, interest payable on any Interest Payment Date, other than interest payable on any date on which principal for such Note is payable, will include interest accrued only from, but excluding, the last date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Floating Rate Note) through and including the Regular Record Date immediately preceding the applicable Interest Payment Date, except that the interest payment at the Maturity Date will include interest accrued through, but excluding, such Maturity Date. Accordingly, any Floating Rate Note that has a rate of interest which is reset daily or weekly will bear interest from and including its issue date or the day following the most recent Regular Record Date to which interest on such Note has been paid or duly provided for. Accrued interest from the date of issue or from the last date to which interest has been paid will be calculated by multiplying the face amount of a Note by an accrued interest factor. This accrued interest factor will be computed by adding together the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day for a Floating Rate Note will be (a) if such day is an Interest Reset Date, the interest rate (calculated with reference to the Spread and/or Spread Multiplier, if any) with respect to the interest determination date pertaining to such Interest Reset Date or, (b) if such day is not an Interest Reset Date, the interest rate (calculated with reference to the Spread and/or Spread Multiplier, if any) with respect to the interest determination date pertaining to the next preceding Interest Reset Date. Notwithstanding the foregoing, the interest rate in effect on any Floating Rate Note shall be subject to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above.

The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. The Calculation Agent will determine the interest rate for each Interest Reset Date as described below. The Company will notify the Paying Agent of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The Paying Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or the Maturity, as the case may be.

Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "Commercial Paper -- Nonfinancial". In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper -- Nonfinancial". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

"Money Market Yield" shall be a yield calculated in accordance with the following formula:

                  Money Market Yield =      D x 360      x 100
                                         360- (D x
                                  M)
where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading Federal Funds (Effective) or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to a LIBOR Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, or if such Pricing Supplement does not specify a source, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such LIBOR Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

     (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m.

     (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such LIBOR Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

"Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

"Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

"London Banking Day" means any day on which dealings in deposits in the Index Currency are transacted in the London interbank market.

Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan". If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, the Prime Rate for such Prime Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Prime Rate will be the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Services (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Treasury bills -- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or no such auction is held in a particular week then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary, United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

INDEXED NOTES

The Notes may be issued, from time to time, as Notes of which the principal amount payable at the Stated Maturity and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units or composite currencies, commodity prices, financial or non-financial indices, securities, baskets of securities, indices, baskets of indices, interest rates, interest rate swap rates or other instruments or factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Indexed Notes, or an interest rate that is greater than or less than the stated interest rate on the Indexed Notes, or both, depending upon the structure of the Indexed Note and fluctuation of the relative value at Maturity or at the relevant Interest Payment Date, as the case may be, of the specified indexed item. Specific information pertaining to the method for determining the principal amount payable at Maturity, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

An investment in Indexed Notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is indexed, it may result in an interest rate that is less than that payable on a conventional Fixed Rate Note issued by the Company at the same time, and it is possible that no interest will be paid. If the principal amount of an Indexed Note is indexed, the principal amount payable at Maturity may be less than the original purchase price of such Indexed Note, and it is possible that no principal will be paid (but in no event shall the amount of interest or principal paid with respect to an Indexed Notes be less than zero). The secondary market for Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including, but not limited to, the volatility of the applicable currency or interest rate index, the time remaining to the Maturity of such Indexed Notes, the amount outstanding of such Indexed Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risk entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances. See also "Foreign Currency Risks."

EXTENSION OF MATURITY

The Pricing Supplement relating to certain Notes (other than an Amortizing Note) may provide that the Company has the option to extend the Maturity of such Notes for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

The Company may exercise such option with respect to an Extendible Note by notifying the Trustee and the Paying Agent, in writing, of such exercise at least 45 but not more than 60 days prior to the Maturity Date originally in effect with respect to such Note (the "Original Maturity Date") or, if the Maturity Date of such Note has already been extended, prior to the Maturity Date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be, the Paying Agent will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) the election of the Company to extend the Maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the Holder of an Extendible Note, the Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 10:00 a.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) to the Holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period, whether or not tendered for repayment.

If the Company elects to extend the Maturity of an Extendible Note, the Holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the Holder thereof must follow the procedures set forth below under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a Holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or if such day is not a Business Day, until 3:00 p.m., New York City time, on the immediately succeeding Business Day).

AMORTIZING NOTES

Amortizing Notes are Fixed Rate Notes for which payments combining principal and interest are made in installments over the life of each Note ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

OTHER PROVISIONS, ADDENDA

Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of Interest Rates Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

REDEMPTION

Although Notes will not generally be redeemable prior to maturity, the Company may specify in the Pricing Supplement relating to a Note that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. Unless otherwise specified in the applicable Pricing Supplement, the Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30, nor more than 60 days' notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the applicable Note Registrar by such method as such Note Registrar shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

Although Notes will not generally be repayable at the option of the Holder prior to Maturity, the Company in the Pricing Supplement relating to a Note may specify that such Note will be repayable at the option of the Holder on a date or dates specified prior to Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

Unless otherwise specified in the applicable Pricing Supplement, in order for a Note to be repaid, the Paying Agent must receive at least 30, but not more than 45, days, prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If a Note is represented by a Master Security (as defined below), the Depositary's (as defined below) nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect Participant (as defined below) through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have various cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

Upon issuance, all Book-Entry Notes will be represented by two Global Securities (as defined in the Prospectus) in the form of master securities evidencing Senior Debt Securities and Subordinated Debt Securities, respectively (individually, the "Master Security" and collectively, the "Master Securities"). The Master Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes, provided that if the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Master Security or Master Securities representing Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Master Securities, and, in such event, will issue Certificated Notes in exchange for all Master Securities representing such Book-Entry Notes.

The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with The Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to The Depositary and its Participants are on file with the Securities and Exchange Commission. See "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or substantial portion of the principal of a Note to the investor.

THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT OR MULTI-CURRENCY PROSPECTUS SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED

TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

Except as set forth below in "United States Taxation-Tax Consequences to United States Alien Holders," the information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes--Payment Currency."

With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court should render or enter a judgment or decree in the Specified Currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                             UNITED STATES TAXATION

In the opinion of Gene A. Capello, Vice President and Assistant General Counsel of the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only registered Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, United States Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term "United States Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

Payments of Interest. Interest paid on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes and Indexed Notes, Foreign Currency Notes (as defined below) and currency indexed Notes, are described under "Original Issue Discount Notes," "Foreign Currency Notes" and "Currency Indexed Notes" below.

Original Issue Discount Notes. A Note that has an "issue price" that is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest". "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, stated interest on Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, an objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate will have qualified stated interest if interest is unconditionally payable at least annually during the term of the Note at a rate that is considered to be a single qualified floating rate or a single objective rate under the following rules. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of one percent of each other. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Prospective United States Holders of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restrictions.

The OID Regulations address, among other things, the accrual of original issue discount on, and the character of gain realized on the sale, exchange or retirement of, debt instruments providing for contingent payments. Prospective United States Holders of Indexed Notes or Floating Rate Notes providing for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement and should consult their tax advisers regarding the federal income tax consequences of the ownership and disposition of such Notes.

If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. United States Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

A United States Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the United States Holder's method of accounting for federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note". In general, a cash method United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. United States Holders who make such an election, United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such United States Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

Under the OID Regulations, a United States Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

Certain of the Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisers with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to unpaid interest accrued on the Note between interest payment dates. Amounts attributable to such interest are treated as interest as described under "Payments of Interest" above. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously includible in income by the United States Holder with respect to such Note and reduced by any principal payments received by the United States Holder, any amortizable bond premium used to offset qualified stated interest and certain other amortizable bond premium allowed as a deduction under the new regulations described below under "Amortizable Bond Premium" and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note that is not an Indexed Note, currency indexed Note or a Floating Rate Note that provides for contingent payments will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the United States Holder's taxable income). See "Original Issue Discount Notes" above. Prospective United States Holders should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

Amortizable Bond Premium. Under the Code and regulations, including new regulations generally effective for Notes acquired on or after March 2, 1998 (or certain other Notes by election), if a United States Holder purchases a Note for an amount that is greater than the amount payable at maturity, the Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess, and may elect as prescribed in regulations to amortize such premium over the remaining term of the Note, based on the United States Holder's yield to maturity with respect to the Note as determined under the bond premium rules. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the United States Holder's income with respect to the
Note in that accrual period. Under the new regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the United States Holder's prior interest inclusions on the Note; any excess is generally carried forward and allocable to the next accrual period. A Holder who elects to amortize bond premium must reduce his tax basis in the Note as described above under "Sale, Exchange or Retirement." An election to amortize bond premium applies to all taxable debt obligations held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent of the Internal Revenue Service. The new regulations provide a restrictive automatic consent for a United States Holder to change its method of accounting for eligible bond premium in certain circumstances, if the change is made for the first taxable year for which the United States must account for the bond under the new regulations.

If a United States Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service.

Foreign Currency Notes. The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

A United States Holder who uses the cash method of accounting and who receives a payment of interest in a foreign currency with respect to a Foreign Currency Note (other than an Original Issue Discount Note on which original issue discount is accrued on a current basis (except to the extent any qualified stated interest is received)) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

To the extent the above paragraph is not applicable, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a United States Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt or payment is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt or payment. A United States Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and
(ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of the accrued interest received (or at a spot rate elected as described above), determined by translating such interest at the relevant exchange rate for the accrual period as discussed above. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the United States Holder or the "qualified business unit" of the United States Holder on whose books the Note is properly reflected. Any gain or loss realized by the United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the United States Holder's income).

A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Treasury regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale.

Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes, provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

Currency Indexed Notes. Prospective United States Holders of Indexed Notes with respect to which the indexed item is one or more specified currencies, currency units or composite currencies should consult with their tax advisors as to the federal income tax consequences of the ownership and disposition of such Notes.

Extension of Maturity. Prospective United States Holders of Notes of which the maturity may be extended at the option of the Company (see "Description of Notes -- Extension of Maturity") should refer to the applicable Pricing Supplement for a discussion of whether the exercise of this option or any related reset of the interest rate would be treated as a taxable event.

Backup Withholding and Information Reporting. Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest or dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

Under present United States federal law, and subject to the discussion below concerning backup withholding:

     (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement for registered Notes set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least ten percent) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States.

Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above in the case of a registered note, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent generally to the effect that the beneficial owner of the Note is not a United States Holder. Under current United States Treasury Regulations, which apply to both stated interest and sale or exchange proceeds, if either is paid with respect to a Note on or before December 31, 1998, such requirement generally will be fulfilled if the beneficial owner of a Note certified on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). Recently finalized United States Treasury Regulations (the "Final Regulations"), which apply to interest (including certain original issue discount) and sale or exchange proceeds paid with respect to a Note after December 31, 1998, also provide that the requirement of Section 871(h) and 881(c) will generally be fulfilled if beneficial owners (including partners of certain foreign partnerships), as well as certain foreign partnerships, meet the two conditions set forth in the preceding sentence. However, a beneficial owner that is a foreign estate or trust (or fiduciary thereof), a foreign partnership that has entered into a withholding agreement with the Internal Revenue Service, or a United States Alien Holder holding a Note through its U.S. branch will be required to provide its "taxpayer identification number" ("TIN") in addition to its name and address on the Form W-8. Foreign partnerships and their partners should consult their tax advisors regarding possible additional reporting requirements. The portfolio interest exemption from withholding tax described in paragraph (a) above will not apply to contingent interest if the amount of such interest is determined with reference to the profitability of the Company or a related person. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect any interest on the Notes to be subject to this provision.

If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States Holder. See "United States Taxation--Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax on stated interest and sales or exchange proceeds paid with respect to the Note on or before December 31, 1998. Under the Final Regulations, such a United States Alien Holder generally will be required to provide a Form W-8 to the withholding agent on which such Holder provides its name, address and TIN and states, under penalties of perjury, that the interest (including certain original issue discount) paid on a Note and the gain on the sale or exchange of a Note is effectively connected with such Holder's United States trade or business in order to obtain an exemption from withholding tax on payments made (or original issue discount accrued) after December 31, 1998. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

Under Section 2105(b) of the United States federal estate tax law, a Note or coupon held by an individual who is not a citizen or resident of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

Backup Withholding and Information Reporting. Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain noncorporate United States persons. Under current Treasury Regulations, backup withholding will not apply to payments made on a Note if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the

Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or, (iv) in the case of payments made after December 31, 1998, a foreign partnership (i) at least 50 percent of the capital or profit interests in which are owned by United States persons or (ii) that has a United States trade or business, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under the Final Regulations, backup withholding may apply to any payment made after December 31, 1998, that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

The Notes are being offered on a continuing basis by the Company through the Agent, who has agreed to use reasonable efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. The Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay the Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by the Agent, unless otherwise specified in the applicable Pricing Supplement, a commission ranging from .125% to .750% of the principal amount of Notes to be sold.

The Company may also sell Notes to the Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. In addition, the Agent may offer the Notes it has purchased as principal to other dealers. The Agent may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by the Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

The Company has reserved the right to sell Notes directly to, and may solicit and accept offers to purchase Notes directly from, investors from time to time on its own behalf in those jurisdictions in which it is permitted to do so.

The Company may also sell Notes from time to time through one or more additional agents, acting either as agent or principal, on substantially the same terms as those applicable to sales to or through the Agent. Any such additional agent shall, with respect to such Notes, be deemed to be included in all references to an "Agent" hereunder.

The Company reserves the right to withdraw, cancel or modify the offer without notice.

The Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof.

The Company does not intend to apply for the listing of the Notes on a national securities exchange. The Company has been advised by the Agent that the Agent intends to make a market in the Notes, as permitted by applicable laws and regulations. The Agent is not obligated to do so, however, and the Agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

Concurrently with the offering of Notes through the Agent as described herein, the Company may issue other Debt Securities pursuant to the Indentures referred to herein.

JPMSI is an indirect wholly-owned subsidiary of the Company. The participation of JPMSI in the offer and sale of the Notes complies with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") Conduct Rules regarding the offer and sale of securities of an affiliate and complies with any restrictions imposed on JPMSI by the Board of Governors of the Federal Reserve System. In addition, each NASD member participating in offers and sales of the Notes will not execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

This Prospectus Supplement and Prospectus may be used by JPMSI in connection with offers and sales related to secondary market transactions in the Notes. JPMSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

In connection with the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the Agent may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, an underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agent is not required to engage in any of these activities, and may end any of them at any time.

In addition to offering Notes through the Agent as described herein, J.P. Morgan Debt Securities which are medium-term notes and which may have terms substantially similar to the terms of the Notes offered hereby may be offered concurrently with the offering of the Notes, on a continuing basis outside the United States by the Company or its agents. Any such J.P. Morgan Debt Securities sold by the Company or its agents outside the United States will reduce the principal amount of Notes which may be offered by this Prospectus Supplement and the Prospectus.

                                 LEGAL OPINIONS

The validity of the Notes will be passed upon for the Company by Gene A. Capello, Vice President and Assistant General Counsel of the Company and for the Agent by Cravath, Swaine & Moore, Worldwide Plaza, New York, New York.

                                    GLOSSARY

"Amortizing Notes" has the meaning set forth on page S-14.

"Base Rate" has the meaning set forth on page S-7.

"Book-Entry Note" has the meaning set forth on the cover page.

"Business Day" has the meaning set forth on page S-8.

"Calculation Date" has the meaning set forth on page S-10.

"Certificated Note" has the meaning set forth on the cover page.

"Chosen Currency" has the meaning set forth in page S-6.

"Code" has the meaning set forth on page S-17.

"Commercial Paper Rate" has the meaning set forth on page S-10.

"Commercial Paper Interest Determination Date" has the meaning set forth on page S-9.

"Commercial Paper Rate Note" has the meaning set forth on page S-7.

"Company" has the meaning set forth on the cover page.

"Components" has the meaning set forth on page S-6.

"Composite Quotations" has the meaning set forth on page S-10.

"Constant Yield Election" has the meaning set forth on page S-19.

"Day of Valuation" has the meaning set forth on page S-6.

"Debt Securities" has the meaning set forth on the cover page.

"Depositary" has the meaning set forth on page S-16.

"Designated LIBOR Page" has the meaning set forth on page S-12.

"ECU's" has the meaning set forth on the cover page.

"Exchange Rate Agent" has the meaning set forth on page S-5.

"Extended Maturity Date" has the meaning set forth on page S-14.

"Extendible Note" has the meaning set forth on page S-14.

"Extension Notice" has the meaning set forth on page S-14.

"Extension Period" has the meaning set forth on page S-14.

"Federal Funds Rate" has the meaning set forth on page S-11.

"Federal Funds Interest Determination Date" has the meaning set forth on page
S-9.

"Federal Funds Rate Note" has the meaning set forth on page S-7.

"Final Maturity Date" has the meaning set forth on page S-14.

"Fixed Rate Note" has the meaning set forth on the cover page.

"Floating Rate Note" has the meaning set forth on the cover page.

"Foreign Currency Notes" has the meaning set forth on page S-20.

"Indentures" has the meaning set forth on page S-3.

"Index Maturity" has the meaning set forth on page S-9.

"Index Currency" has the meaning set forth on page S-12.

"Indexed Notes" has the meaning set forth on page S-13.

"Initial Interest Rate" has the meaning set forth on page S-9.

"Interest Reset Date" has the meaning set forth on page S-9.

"Interest Determination Date" has the meaning set forth on page S-9.

"Issue Price" has the meaning set forth on page S-4.

"LIBOR Interest Determination Date" has the meaning set forth on page S-9.

"LIBOR Reuters" has the meaning set forth on page S-11.

"LIBOR Note" has the meaning set forth on page S-7.

"LIBOR Telerate" has the meaning set forth on page S-11.

"London Banking Day" has the meaning set forth on page S-12.

"Market Exchange Rate" has the meaning set forth on page S-4.

"Master Security" has the meaning set forth on the cover page.

"National Currency Unit" has the meaning set forth on page S-5.

"Maturity" has the meaning set forth on page S-8.

"Maturity Date" has the meaning set forth on page S-4.

"Maximum Interest Rate" has the meaning set forth on page S-7.

"New Currency" has the meaning set forth on page S-5.

"Minimum Interest Rate" has the meaning set forth on page S-7.

"Money Market Yield" has the meaning set forth on page S-10.

"Notes" has the meaning set forth on the cover page.

"OID Regulations" has the meaning set forth on page S-17.

"Original Maturity Date" has the meaning set forth on page S-14.

"Original Issue Discount Notes" has the meaning set forth on page S-18.

"Paying Agent and Note Registrar" has the meaning set forth on page S-4.

"Prime Rate Note" has the meaning set forth on page S-7.

"Prime Interest Determination Date" has the meaning set forth on page S-9.

"Prime Rate" has the meaning set forth on page S-12.

"Qualified stated interest" has the meaning set forth on page S-18.

"Relevant Law" has the meaning set forth on page S-5.

"Reuters Screen USPRIME1 Page" has the meaning set forth on page S-11.

"Senior Indenture" has the meaning set forth on page S-3.

"Spread" has the meaning set forth on page S-7.

"Spread Multiplier" has the meaning set forth on page S-7.

"Stated Maturity" has the meaning set forth on page S-3.

"Subordinated Indenture" has the meaning set forth on page S-3.

"Subordinated Debt Securities" has the meaning set forth on the cover page.

"Treasury Interest Determination Date" has the meaning set forth on page S-9.

"Treasury bills" has the meaning set forth on page S-13.

"Treasury Rate" has the meaning set forth on page S-13.

"Treasury Rate Note" has the meaning set forth on page S-7.

"United States Holder" has the meaning set forth on page S-18.

"United States Alien Holder" has the meaning set forth on page S-18.

PROSPECTUS
J.P. MORGAN & CO. INCORPORATED
Debt Securities, Warrants to Purchase Debt Securities,
Series Preferred Stock, Depositary Shares,
Warrants to Purchase Series Preferred Stock or
Depositary Shares and Universal Warrants

J.P. Morgan & Co. Incorporated ("J.P. Morgan") may from time to time offer its senior debt securities (the "Debt Securities") and subordinated debt securities (the "Subordinated Debt Securities") (the Debt Securities and the Subordinated Debt Securities are collectively known as the "J.P. Morgan Debt Securities"), warrants to purchase J.P. Morgan Debt Securities (the "Debt Warrants"), one or more series of its series preferred stock (the "Series Preferred Stock"), interests in which may be represented by depositary shares (the "Depositary Shares"), warrants to purchase shares of Series Preferred Stock or Depositary Shares (together the "Preferred Stock Warrants") and Universal Warrants (the "Universal Warrants"), for issuance and sale, at an aggregate initial public offering price not to exceed $2,000,000,000, on terms determined by market conditions at the time of sale. J.P. Morgan Debt Securities and Debt Warrants are collectively called the "Securities". As used herein, Securities shall include Securities denominated in U.S. dollars or, at the option of J.P. Morgan if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or units based on or relating to currencies, including European Currency Units (ECU). With respect to the J.P. Morgan Debt Securities as to which this Prospectus is being delivered, the specific designation, aggregate principal amount, maturity, rate and time of payment of any interest, coin or currency or currency units in which principal and interest will be paid, purchase price and any terms for conversion or for mandatory or optional redemption (including any sinking fund) of any J.P. Morgan Debt Securities, the exercise price and terms of any Debt Warrants and any other specific terms of the Securities are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). If Series Preferred Stock is offered, the Prospectus Supplement will set forth the specific title, number of shares of Series Preferred Stock and number of Depositary Shares, if any, any dividend, liquidation, redemption, conversion, voting or other rights, the initial public offering price and any other terms of the offering. If Preferred Stock Warrants or Universal Warrants are offered, the Prospectus Supplement will set forth the number offered, a description (if applicable) of the Series of Preferred Stock for which each is exercisable, the exercise price and duration. The Securities, the Series Preferred Stock, the Depositary Shares, the Preferred Stock Warrants and the Universal Warrants are hereinafter collectively known as the "Offered Securities".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through one or more managing underwriters, acting alone or with other underwriters. See "Plan of Distribution". Any such agents or dealers, and any underwriters, are set forth in the Prospectus Supplement. If an agent of J.P. Morgan or a dealer or underwriter is involved in the offering of the Offered Securities in connection with which this Prospectus is being delivered, the agent's commission, dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to J.P. Morgan from such sale will be the purchase price of such Offered Securities less such commission in the case of an agent, the purchase price of such Offered Securities in the case of a dealer, and the public offering price less such discount in the case of an underwriter and less, in each case, the other expenses of J.P. Morgan associated with such issuance and distribution.

The aggregate proceeds to J.P. Morgan from all the Offered Securities sold will be the purchase price of such Offered Securities excluding any agents' commissions, any underwriters' discounts and the other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

This Prospectus and related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

March 18, 1998

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and the Prospectus Supplement in connection with the offering made hereby, and if given or made such information or representation must not be relied upon as having been authorized by J.P. Morgan or by another person.

                             AVAILABLE INFORMATION

J.P. Morgan is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning J.P. Morgan may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http:/www.sec.gov. Information provided to or filed with the Commission by J.P. Morgan pursuant to the 1934 Act can be located by reference to the Commission file number 1-5885. In addition, reports, proxy statements and other information concerning J.P. Morgan may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

J.P. Morgan hereby incorporates by reference in this Prospectus J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1997 (included in its Annual Report to Stockholders), and J.P. Morgan's Reports on Form 8-K dated January 15, 1998 and February 19, 1998, heretofore filed pursuant to Section 13 of the 1934 Act.

In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

J.P. Morgan will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to the Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060. Telephone requests may be directed to (212) 648-3380.

                         J.P. MORGAN & CO. INCORPORATED

J.P. Morgan & Co. Incorporated ("J.P. Morgan"), whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries engaged globally in providing a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. J.P. Morgan activities are summarized as follows:

FINANCE AND ADVISORY

The Finance and Advisory sector encompasses the sophisticated advisory, capital raising, and financing work that J.P. Morgan does for its broad base of clients around the world -- including corporations, financial institutions, governments, municipalities, and individuals. J.P. Morgan's expertise is based on an in-depth knowledge of its clients' needs and of the industries and financial markets in which they operate.

In partnership with clients, J.P. Morgan's advisory professionals analyze the risks and rewards of such strategic alternatives as merger, acquisition, divestiture, privatization, and recapitalization. J.P. Morgan also looks for ways to unlock value when analyzing a client's capital structure. J.P. Morgan's debt and equities underwriting business provides clients with the capability to raise the capital necessary to execute their strategies. High-quality research is an integral part of this business.

J.P. Morgan's credit activities include meeting clients' financing needs by arranging and syndicating loans and other credit facilities. They also include the responsibility for managing the firm's credit risk arising from traditional credit activities as well as J.P. Morgan's derivatives trading activities.

MARKET MAKING

J.P. Morgan's market making activities provide clients with around-the-clock access to global markets. J.P. Morgan makes markets in fixed income, equities, foreign exchange, commodity instruments, and derivatives in both developed and emerging markets. J.P. Morgan also develops customized transactions to assist clients in managing risk and enhancing returns. J.P. Morgan provides research to help clients assess opportunities and track performance. J.P. Morgan takes positions to facilitate client transactions and to benefit from its role as a market maker.

J.P. Morgan's clients include banks, other nonbanks, financial institutions, corporations, governments and their agencies, leveraged funds, pension funds, mutual funds, and individuals.

J.P. Morgan's fixed income activities include acting as a primary dealer in U.S. and foreign government securities; making markets in money market instruments, U.S. government agency securities, corporate debt securities, swaps and other derivatives; and helping clients manage their exposure to interest rate and foreign exchange risk.

J.P. Morgan's emerging markets activities include acting as a dealer and market maker in securities and derivatives from non-G-10 countries in Latin America, Eastern Europe, Asia, and Africa. While many of J.P. Morgan's emerging market activities involve fixed income securities, J.P. Morgan deals in many other markets and instruments.

J.P. Morgan's equities market making activities include acting as both agent and principal to facilitate clients' transactions in exchange-listed and over-the-counter securities. J.P. Morgan also structures equity derivatives for clients.

J.P. Morgan's foreign exchange capabilities include making markets in spot, options, and short-term interest rate products, in order to help clients manage their foreign currency exposures.

J.P. Morgan's commodities activities include advising clients on developing hedging, investment, and commodity-linked financing strategies. J.P. Morgan also provides commodity services which may include the settlement of physical trades in various metal and oil markets and metal borrowing and lending services.

ASSET MANAGEMENT AND SERVICING

J.P. Morgan provides a wide range of investment-related services, including: global asset management for pension plans, governments, endowments, and foundations; integrated financial services for high-net worth individuals; fully bundled services for defined contribution pension plans through American Century Companies; and mutual fund distribution to intermediaries.

J.P. Morgan's global dedicated research capabilities support portfolio management across all asset classes and markets. With the acquisition of O'Connor Realty Advisors, a real estate investment firm, J.P. Morgan has further broadened its expertise and ability to bring a full range of investment options to its clients. This spectrum of capabilities is delivered to institutional and individual investors in both discretionary account and mutual fund form.

In July 1997, J.P. Morgan agreed to purchase a 45% interest in American Century Companies, the fourth largest U.S. no-load direct mutual fund company. With this investment, which was concluded in January 1998, J.P. Morgan has gained scale expertise in technology and operations for distribution and servicing, as well as complementary investment capabilities that broaden its product offerings significantly. J.P. Morgan has formed a business partnership with American Century to pursue jointly the growing retirement plan market, distribution of mutual funds to third parties such as financial advisors, and other opportunities in integrated personal financial services.

J.P. Morgan offers ultra high-net worth clients an advice-based integrated array of financial services that includes tax-advantaged asset structures; a wide range of investment options, including managed portfolios and brokerage; and credit and liquidity services. These capabilities form the foundation for an expansion of services to investors that will be pursued selectively.

J.P. Morgan's futures and options brokerage group provides institutional clients with worldwide access to major exchanges by acting as brokers in executing and clearing contracts. Currently, J.P. Morgan has dealers on 51 exchanges around the world. J.P. Morgan operates, under contract, the Euroclear System, the world's largest clearance and settlement system for internationally traded securities. J.P. Morgan provides credit and deposit services to Euroclear participants. In addition, J.P. Morgan provides certain operational services such as the administration of American depository receipt (ADR) programs.

EQUITY INVESTMENTS

J.P. Morgan invests for its own account on a global basis in private equity and equity-related securities in leveraged and unleveraged acquisitions, privatizations, recapitalizations, rapidly growing companies, expansion financings, turnaround situations, and other special equity situations. These investments are made with the objective of maximizing total return, which is a measure of both long-term appreciation and net recognized gains.

The Equity Investments group works closely with other areas of J.P. Morgan to capture the competitive advantage of J.P. Morgan's global presence and expertise in sourcing, evaluating, managing, and exiting investments. Opportunities often develop through relationships with clients. J.P. Morgan has also managed initial public offerings and high-yield debt issues, arranged credit facilities, and provided mergers and acquisitions advice to portfolio companies at later stages of their development.

PROPRIETARY INVESTING AND TRADING

J.P. Morgan takes market and credit risk positions for our own account using both relative value and directional risk-taking strategies to enhance the value of the firm. J.P. Morgan uses a relative value strategy when they anticipate changes in relationships between markets and classes of instruments (e.g., a change in prices between bonds and swaps) or when they believe certain assets are fundamentally mispriced by the market. J.P. Morgan uses directional strategies in an attempt to profit from its anticipation of how it believes a market will move (e.g., absolute rates or prices will go up or down). Experienced market professionals manage these strategies and use them over many currencies and types of instruments, including fixed income securities, foreign exchange, equity securities, commodity products, and related derivatives.

Positions may be held for long or short periods of time, depending on the strategy and actual market performance. Certain longer-term strategies are considered to be investment activities and tend to utilize government, mortgage-backed, and corporate debt securities.

J.P. Morgan also manages its liquidity and capital profile to ensure it has access to funding at a reasonable cost, even under adverse circumstances, to support all the business activities of the firm. A strong capital position is an integral part of J.P. Morgan's liquidity management because it enables the firm to raise funds as inexpensively as possible in a variety of international markets.

REGULATION

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the "Bank Act"). Under the Bank Act, J.P. Morgan is required to file reports with the Board of Governors of the Federal Reserve System (the "Board"). J.P. Morgan is also subject to examination by the Board. The Bank Act prevents J.P. Morgan and its subsidiaries from engaging in activities not related to banking, and limits the amount of securities it can acquire of a company engaging in nonbanking activities. An exception may be made if the Board determines that the company's activities are closely related to banking. Federal law and Board interpretations limit the extent to which J.P. Morgan can engage in certain aspects of the securities business. The Glass-Steagall Act prohibits bank affiliates that are members of the Federal Reserve System -- including J.P. Morgan Securities Inc. ("JPMSI"), a "Section 20" subsidiary, -- from being engaged principally in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). This prohibition restricts JPMSI's gross revenues from these activities to a maximum of 25% of total gross revenues.

J.P. Morgan's largest subsidiary, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), is a member of the Federal Reserve System and a member of the Federal Deposit Insurance Corporation ("FDIC"). Its business is subject to both U.S. federal and state law. It is examined and regulated by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty within the meaning of the applicable federal statutes. Morgan Guaranty is subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates. It is also restricted on some other types of transactions with J.P. Morgan, or involving J.P. Morgan's securities.

Among other wholly owned subsidiaries:

JPMSI is a broker-dealer registered with and subject to regulation by the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.

As used in this Prospectus, unless the context otherwise requires, the term "J.P. Morgan" refers to J.P. Morgan & Co. Incorporated and its consolidated and unconsolidated subsidiaries.

CONSOLIDATED RATIOS

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                  ------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                                  1997    1996    1995    1994    1993
                                                  ----    ----    ----    ----    ----
Excluding Interest on Deposits..................  1.27    1.35    1.35    1.40    1.70(a)
Including Interest on Deposits..................  1.20    1.26    1.24    1.28    1.46(a)

---------------
(a) For the year ended December 31, 1993, the ratio of earnings to fixed charges, including the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, was 1.64 excluding interest on deposits and 1.43 including interest on deposits.

  CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                  ------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                                  1997    1996    1995    1994    1993
                                                  ----    ----    ----    ----    ----
Excluding Interest on Deposits..................  1.26    1.34    1.34    1.39    1.69(a)
Including Interest on Deposits..................  1.20    1.25    1.23    1.27    1.46(a)

---------------
(a) For the year ended December 31, 1993, the ratio of earnings to combined fixed charges and preferred stock dividends, including the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, was 1.63 excluding interest on deposits and 1.42 including interest on deposits.

                                USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including investment in equity and debt securities and interest-bearing deposits of subsidiaries. Pending such use, J.P. Morgan may temporarily invest the net proceeds or may use them to reduce short-term indebtedness.

                   DESCRIPTION OF J.P. MORGAN DEBT SECURITIES

The Debt Securities offered hereby will be issuable in one or more series under an Indenture dated as of August 15, 1982 and all indentures supplemental thereto, including the First Supplemental Indenture dated as of May 5, 1986, the Second Supplemental Indenture dated as of February 27, 1996 and the Third Supplemental Indenture dated as of January 30, 1997 (collectively referred to as the "Debt Indenture"), between J.P. Morgan and First Trust of New York, National Association, successor to Chemical Bank (formerly Manufacturers Hanover Trust Company), as Trustee (the "Debt Trustee"). The Subordinated Debt Securities offered hereby will be issuable in one or more series under an Indenture dated as of March 1, 1993, and any indentures supplemental thereto, (the "Subordinated Indenture"), between J.P. Morgan and First Trust of New York, National Association, successor to Citibank, N.A., as Trustee (the "Subordinated Trustee"). The Debt Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Debt Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees." The following statements are subject to the detailed provisions of the Indentures, copies of which are filed as exhibits to the Registration Statement, and to the provisions of the Trust Indenture Act of 1939, as amended. Wherever references are made to particular provisions of the Indentures, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain capitalized terms used herein are defined in the Indentures. References in italics are to sections or articles of the Indentures.

GENERAL

Each Indenture does not limit the amount of J.P. Morgan Debt Securities that may be issued thereunder and provides that J.P. Morgan Debt Securities may be issued in series thereunder up to the aggregate principal amount that may be authorized from time to time by J.P. Morgan. Reference is made to the Prospectus Supplement for the following terms of each series of J.P. Morgan Debt Securities in respect of which this Prospectus is being delivered: (1) whether the J.P. Morgan Debt Securities are Debt Securities or Subordinated Debt Securities; (2) the designation, aggregate principal amount and authorized denominations of such J.P. Morgan Debt Securities; (3) the purchase price of such J.P. Morgan Debt Securities (expressed as a percentage of the principal amount thereof); (4) the date on which such J.P. Morgan Debt Securities will mature; (5) the rate or rates per annum at which such J.P. Morgan Debt Securities will bear interest, if any, or the method by which such interest will be determined; (6) the coin or currency or units based on or relating to currency units (including ECU) for which J.P. Morgan Debt Securities may be purchased and in which payment of principal and interest will be made; (7) the dates on which such interest, if any, will be payable; (8) the terms of any mandatory or optional redemption (including any sinking fund); (9) the currencies, currency units, composite currencies, commodity prices, financial or non-financial indices, securities, baskets of securities, indices, baskets of indices, interest rates, swap rates, baskets of swap rates or factors, if any, to which the principal, premium (if any) or interest of the J.P. Morgan Debt Securities will be indexed;
(10) the terms, if any, on which the J.P. Morgan Debt Securities may be converted or exchanged into securities of any entity unaffiliated with J.P. Morgan, a basket of securities, an index or indices of securities, a basket of indices, a combination of the above, or the value thereof, or with payments linked to the value thereof; (11) whether the J.P. Morgan Debt Securities will be issued in fully registered form without coupons attached or in bearer form with coupons; (12) the restrictions, if any, applicable to the exchange of J.P. Morgan Debt Securities of one form for another and to the offer, sale and delivery of the J.P. Morgan Debt Securities; (13) whether and under what circumstances J.P. Morgan will pay additional amounts on J.P. Morgan Debt Securities in the event of certain developments with respect to United States withholding tax or information reporting laws; (14) whether J.P. Morgan may redeem the J.P. Morgan Debt Securities in the event of such developments; and
(5) any other specific terms. If a Prospectus Supplement specifies that J.P. Morgan Debt Securities are denominated in a currency other than U.S. dollars or in a currency unit, such Prospectus Supplement shall also specify the coin or currency or currency unit in which the principal, premium, if any, and interest, if any, on such J.P. Morgan Debt Securities will be payable, which may be U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Unless otherwise specified, principal and interest, and additional amounts, if any, will be payable at the office of First Trust of New York, National Association in New York City, provided that payment of interest on any J.P. Morgan Debt Securities in registered form may be made at the option of J.P. Morgan by check mailed to the registered holders.

Some of the J.P. Morgan Debt Securities may be issued as original issue discount J.P. Morgan Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. Federal income tax, accounting and other special considerations applicable to any such original issue discount J.P. Morgan Debt Securities will be described in the Prospectus Supplement relating thereto.

J.P. Morgan Debt Securities may be presented for exchange, and registered J.P. Morgan Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the J.P. Morgan Debt Securities and the Prospectus Supplement. J.P. Morgan Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any exchange of the J.P. Morgan Debt Securities or transfer of J.P. Morgan Debt Securities in registered form, but J.P. Morgan may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.8 of the Indentures.)

The Indentures and Debt Securities will not contain any provision that would require J.P. Morgan to repurchase or redeem or otherwise modify the terms of the Debt Securities upon a change in control or other events involving J.P. Morgan that may adversely affect the credit quality of J.P. Morgan.

SUBORDINATED DEBT SECURITIES

Subordination
The Subordinated Debt Securities will be unsecured and will be subordinate in right of payment to all Senior Indebtedness (as defined below) of J.P. Morgan and, in certain circumstances relating to the bankruptcy or insolvency of J.P. Morgan, the Derivative Obligations (as defined below), whether outstanding as of this date or hereafter incurred. In addition, since J.P. Morgan is a holding company, the right of J.P. Morgan to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debt Securities to benefit as creditors of J.P. Morgan from such distribution) is subject to the prior claims of creditors of any such subsidiary. J.P. Morgan and its subsidiaries are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. There are also various legal limitations on the extent to which subsidiaries of J.P. Morgan may pay dividends or otherwise supply funds to J.P. Morgan.

The Subordinated Debt Securities will be subordinate in right of payment as provided in the Indenture to all Senior Indebtedness of J.P. Morgan. In certain events of bankruptcy or insolvency of J.P. Morgan, the Subordinated Debt Securities will also be subordinate in right of payment to the extent set forth in the Subordinated Indenture to the prior payment in full of Derivative Obligations (as defined below). No payment pursuant to the Subordinated Debt Securities may be made and no holder of the Subordinated Debt Securities or any coupon appertaining thereto shall be entitled to demand or receive any such payment (i) unless all amounts of principal, premium, if any, and interest then due on all Senior Indebtedness of J.P. Morgan shall have been paid in full or duly provided for or (ii) if, at the time of such payment or immediately after giving effect thereto, there shall exist with respect to any given Senior Indebtedness of J.P. Morgan any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time, or both, will become such an event of default. (Section 10.2 of the Subordinated Indenture.)

Upon any distribution of the assets of J.P. Morgan upon dissolution, winding up, liquidation or reorganization, (i) the holders of Senior Indebtedness of J.P. Morgan will be entitled to receive payment in full of principal, premium, if any, and interest before any payment may be made on the Subordinated Debt Securities and (ii) if, after giving effect to the operation of clause (i) above, amounts remain available for payment or distribution in respect of the Subordinated Debt Securities (any such remaining amount being defined as the "Excess Proceeds") and creditors in respect of Derivative Obligations have not received payment in full of amounts due or to become due thereon, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of all such Derivative Obligations before any payment may be made on the Subordinated Debt Securities. (Sections 10.3 and 10.12 of the Subordinated Indenture.) By reason of such subordination, in the event of a bankruptcy or insolvency of J.P. Morgan, holders of Senior Indebtedness and Derivative Obligations of J.P. Morgan may receive more, ratably, and holders of the Subordinated Debt Securities or coupons appertaining thereto may receive less, ratably, than the other creditors of J.P. Morgan. No series of subordinated debt is subordinated to any other series of subordinated debt. However, by reason of the obligation of the holders of the Subordinated Debt Securities to pay over any Excess Proceeds to creditors in respect of Derivative Obligations, in the event of a bankruptcy or insolvency of J.P. Morgan, the holders of the Subordinated Debt Securities may receive less, ratably, than holders of Antecedent Subordinated Indebtedness (as defined below). Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities. The Subordinated Indenture does not limit the amount of Senior Indebtedness J.P. Morgan may incur.

Senior Indebtedness of J.P. Morgan is defined as the principal of, premium, if any, and interest on (a) all indebtedness of J.P. Morgan for money borrowed, whether outstanding on the date hereof or thereafter created, assumed or incurred, except (1) the U.S. $400,000,000 aggregate principal amount of Zero-Coupon Subordinated Notes Due 1998 of J.P. Morgan; (2) the U.S. $250,000,000 aggregate principal amount of 7 5/8% Subordinated Notes Due 1998 of J.P. Morgan; (3) the U.S. $150,000,000 aggregate principal amount of 8 1/2% Subordinated Notes Due 2003 of J.P. Morgan; (4) the U.S. $500,000,000 aggregate principal amount of 7 5/8% Subordinated Notes Due 2004 of J.P. Morgan; (5) the CAN. $250,000,000 aggregate principal amount of 6 7/8% Subordinated Notes Due 2004 of J.P. Morgan; (6) the U.S. $200,000,000 aggregate principal amount of
7 1/4% Subordinated Notes Due 2002 of J.P. Morgan; (7) the U.S. $200,000,000 aggregate principal amount of Floating Rate Subordinated Notes Due 2002 of J.P. Morgan; (8) the U.S. $250,000,000 aggregate principal amount of Floating Rate Subordinated Notes Due 2002 of J.P. Morgan; (9) the U.S. $200,000,000 aggregate principal amount of Floating Rate Subordinated Constant Maturity Treasury Notes Due 2000 of J.P. Morgan; (10) the U.S. $300,000,000 aggregate principal amount of Floating Rate Subordinated Notes Due 2005; (11) the U.S. $150,000,000 aggregate principal amount of 5 3/4% Subordinated Notes Due 2008 of J.P. Morgan;
(12) the U.S. $300,000,000 aggregate principal amount of 6 1/4% Subordinated Notes Due 2009 of J.P. Morgan; (13) the U.S. $75,000,000 aggregate principal amount of 8% ITL Subordinated Notes Due 2003 of J.P. Morgan; (14) the U.S. $100,000,000 aggregate principal amount of 8% Subordinated Notes Due 2005 of J.P. Morgan; (15) the U.S. $100,000,000 aggregate principal amount of 7 1/4% Subordinated Notes Due 2010 of J.P. Morgan; (16) the U.S. $100,000,000 aggregate principal amount of 6.61% Subordinated Notes Due 2010 of J.P. Morgan; (17) the U.S. $300,000,000 aggregate principal amount of 6 1/4% Subordinated Notes Due 2005 of J.P. Morgan; (18) the U.S. $75,000,000 aggregate principal amount of 7.15% Subordinated Notes Due 2011 of J.P. Morgan; (19) the U.S. $75,000,000 aggregate principal amount of 7.69% Subordinated Notes Due 2011 of J.P. Morgan;
(20) the U.S. $5,200,000 aggregate principal amount of Floating Rate Subordinated Notes Due 2026 of J.P. Morgan; (21) the U.S. $100,000,000 aggregate principal amount of 6 1/4% Subordinated Notes Due 2011 of J.P. Morgan; (22) the U.S. $77,000,000 aggregate principal amount of 4.78% Japanese Yen Subordinated Loan Due 2005 of J.P. Morgan; (23) the U.S. $300,000,000 aggregate principal amount of 6.875% Subordinated Notes Due 2007 of J.P. Morgan; (24) the U.S. $200,000,000 aggregate principal amount of Floating Rate Subordinated Notes Due 2012 of J.P. Morgan; (25) the U.S. $5,000,000 aggregate principal amount of Floating Rate Subordinated Notes Due 2026 of J.P. Morgan; (26) the U.S. $81,000,000
aggregate principal amount of Zero-Coupon Subordinated Notes Due 2027 of J.P. Morgan; (27) the U.S. $31,000,000 aggregate principal amount of Zero-Coupon Subordinated Notes Due 2027 of J.P. Morgan; (28) the U.S. $9,000,000 aggregate principal amount of Zero-Coupon Subordinated Notes Due 2027 of J.P. Morgan; (29) the U.S. $23,000,000 aggregate principal amount of Zero-Coupon Subordinated Notes Due 2027 of J.P. Morgan; (30) the U.S. $85,000,000 aggregate principal amount of 7.00% Subordinated Notes Due 2017 of J.P. Morgan; (31) the U.S. $45,000,000 aggregate principal amount of Subordinated Trigger Notes Due 2012 of J.P. Morgan; (32) the U.S. $20,000,000 aggregate principal amount of 7.00% Subordinated Notes Due 2012 of J.P. Morgan; (33) the U.S. $350,000,000 aggregate principal amount of 6.70% Subordinated Notes Due 2007 of J.P. Morgan; (34) the U.S. $100,000,000 aggregate principal amount of 7.00% Subordinated Notes Due 2012 of J.P. Morgan; (35) the U.S. $58,000,000 aggregate principal amount of 7.00% Subordinated Notes Due 2017 of J.P. Morgan; (36) the U.S. $25,000,000 aggregate principal amount of 7.00% Subordinated Notes Due 2017 of J.P. Morgan;
(37) the U.S. $2,000,000 aggregate principal amount of Zero-Coupon Subordinated Notes Due 2017 of J.P. Morgan; (38) the U.S. $80,000,000 aggregate principal amount of Zero-Coupon Subordinated Notes Due 2027 of J.P. Morgan; (39) such indebtedness as is by its items expressly stated to be not superior in right of payment to the Subordinated Notes or to rank pari passu with the Subordinated Notes and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "Indebtedness of J.P. Morgan for money borrowed" as used in the foregoing sentence shall mean any obligation of, or any obligation guaranteed by, J.P. Morgan for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. The Subordinated Debt Securities shall rank pari passu with the Subordinated Notes referred to in (a)(1) through (a)(38), although, as noted above, the Subordinated Debt Securities, as opposed to the Antecedent Subordinated Indebtedness, will be subordinated in the event of a bankruptcy or insolvency of J.P. Morgan to Derivative Obligations. The term "pari passu" as used herein shall mean ranking equally in right of payment in the event of J.P. Morgan's bankruptcy. (Section 1.1 of the Subordinated Indenture.)

Derivative Obligations of J.P. Morgan are defined in the Subordinated Indenture as obligations of J.P. Morgan to make payments on claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Derivative Obligations do not include claims in respect of Senior Indebtedness or obligations which, by their terms, are expressly stated not to be superior in right of payment to the Subordinated Debt Securities or to rank pari passu with the Subordinated Debt Securities. For purposes of this definition, "claim" has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended and in effect on the date of the Subordinated Indenture. (Section 1.1 of the Subordinated Indenture.)

Antecedent Subordinated Indebtedness of J.P. Morgan is defined in the Subordinated Indenture as all indebtedness and other obligations outstanding on the date of the Subordinated Indenture and enumerated in clauses (a)(i) through
(a)(ix) of the definition of "Senior Indebtedness". (Section 1.1 of the Subordinated Indenture.)

The Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such debt securities would be senior to the subordinated debt and any limitation on the issuance of such additional senior indebtedness.

Limited Right of Acceleration

Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in the case of the bankruptcy or reorganization of J.P. Morgan. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities or the performance of any other covenant of J.P. Morgan contained in the Indenture. In the event of a default in the payment of principal of, premium, if any, or interest, or the performance of any other covenant in the Subordinated Debt Securities or the Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, or interest or the performance of such covenant. (Sections
5.2 and 5.4 of the Subordinated Indenture.)

SENIOR DEBT SECURITIES

The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of J.P. Morgan. Since J.P. Morgan is a holding company, however, the right of J.P. Morgan to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Debt Securities to benefit as creditors of J.P. Morgan from such distribution) is subject to the prior claims of creditors of any such subsidiary. J.P. Morgan and its subsidiaries are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. There are also various legal limitations on the extent to which subsidiaries of J.P. Morgan may pay dividends or otherwise supply funds to J.P. Morgan.

EVENTS OF DEFAULT, WAIVER, NOTICE, J.P. MORGAN DEBT SECURITIES IN FOREIGN CURRENCIES

As to any series of J.P. Morgan Debt Securities, an Event of Default is defined in the Indentures as (a) default for 30 days in payment of any interest on the J.P. Morgan Debt Securities of such series; (b) default in payment of principal of or premium, if any, on the J.P. Morgan Debt Securities of such series when due either at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the J.P. Morgan Debt Securities of such series; (d) default by J.P. Morgan in the performance of any other covenant or warranty contained in the respective Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice given as specified in the Indenture; and (e) certain events of bankruptcy or reorganization of J.P. Morgan. (Sections 5.1 of the Indentures.) An Event of Default with respect to a particular series of J.P. Morgan Debt Securities issued under the respective Indenture does not necessarily constitute an Event of Default with respect to any other series of J.P. Morgan Debt Securities issued thereunder. Each Indenture provides that the Trustee may withhold notice to the holders of the respective J.P. Morgan Debt Securities of any series of any default (except in payment of principal of or interest or premium, if any, on such J.P. Morgan Debt Securities or in the making of any sinking fund payment with respect to such J.P. Morgan Debt Securities) if the Trustee considers it in the interest of the holders of J.P. Morgan Debt Securities of such series to do so. (Sections 5.11 of the Indentures.)

The Subordinated Indenture provides that if an Event of Default described in clause (e) above shall have occurred and be continuing, either the Subordinated Trustee or the holders of at least 25% in principal amount of all Subordinated Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of original issue discount Subordinated Debt Securities, the portion thereof specified in the terms thereof) of all Subordinated Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or premium, or interest, if any, on such Subordinated Debt Securities) may be waived by the holders of a majority in principal amount of the Subordinated Debt Securities of all series then outstanding. (Sections 5.1 and 5.10 of the Subordinated Indenture.)

The Debt Indenture provides that (1) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to one or more series, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding (each such series voting as a separate class in the case of an Event of Default under clause (a), (b) or (c) and all such series voting as one class in the case of an Event of Default under clause (d)) may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (2) if an Event of Default described in clause (d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Debt Trustee or the holders of at least 25% in principal amount of all Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or premium or interest, if any, on such Debt Securities) may be waived by the holders of a majority in principal amount of the Debt Securities of such series (or of all series as the case may be) then outstanding. (Sections 5.1 and 5.10 of the Debt Indenture.)

The holders of a majority in principal amount of the outstanding J.P. Morgan Debt Securities of each series affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable Indenture, subject to certain limitations specified in the applicable Indenture, provided that the holders of J.P. Morgan Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 5.9 and 6.2(d) of the Indentures.) The Indentures require the annual delivery by J.P. Morgan to the Trustee of a written statement as to the absence of certain defaults under the applicable Indenture. (Sections 3.5 of the Indentures.) Whenever either Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of J.P. Morgan Debt Securities, in the absence of any provision to the contrary in the form of J.P. Morgan Debt Security, any amount in respect of any J.P. Morgan Debt Security denominated in a currency other than U.S. dollars or in any currency unit shall be treated as that amount of U.S. dollars that could be obtained for such amount on such reasonable basis of exchange and as of such date as J.P. Morgan specifies to the Trustee or in the absence of such notice, as the Trustee may determine. (Section 12.11 of the Subordinated Indenture and Section 11.11 of the Debt Indenture.)

MODIFICATION OF THE INDENTURES; WAIVER OF COMPLIANCE

Each Indenture contains provisions permitting J.P. Morgan and the Trustee, with the consent of the holders of not less than a majority in principal amount of the respective J.P. Morgan Debt Securities of all series affected by such modification or waiver at the time outstanding (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the respective J.P. Morgan Debt Securities, or waive compliance by J.P. Morgan with any of its obligations thereunder, provided that no such modification or waiver shall (i) extend the final maturity of any respective J.P. Morgan Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or change the currency or currency unit of payment thereof, or change the method in which amounts of payments of principal or interest thereon are determined, or reduce the portion of the principal amount of an original issue discount J.P. Morgan Debt Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any J.P. Morgan Debt Security, or impair or affect the right of a holder to institute suit for the payment thereof or, if the J.P. Morgan Debt Securities provide therefor, any right of repayment at the option of the holder of a J.P. Morgan Debt Security, without the consent of the holder of each respective J.P. Morgan Debt Security so affected or (ii) reduce the aforesaid percentage of J.P. Morgan Debt Securities of any series, the consent of the holders of which is required for any such modification, without the consent of the holder of each J.P. Morgan Debt Security so affected. (Sections 8.2 and 8.6 of the Indentures.)

The Indentures also permit J.P. Morgan and the Trustee to amend such Indenture in certain circumstances without the consent of the holders of J.P. Morgan Debt Securities to evidence the merger of J.P. Morgan, the replacement of the Trustee, to effect modifications which do not affect any series of J.P. Morgan Debt Security already outstanding, and for certain other purposes. (Sections 8.1 of the Indentures.)

CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

J.P. Morgan may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person, unless either J.P. Morgan shall be the continuing corporation or the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the payment of the principal of and interest on the J.P. Morgan Debt Securities and the performance and observance of all the covenants and conditions of the Indenture binding upon J.P. Morgan, and J.P. Morgan or such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. (Articles Nine of the Indentures.)

CONCERNING THE TRUSTEE, PAYING AGENT, REGISTRAR AND TRANSFER AGENT

J.P. Morgan and its subsidiaries have normal banking relationships with the Trustee, First Trust of New York, National Association. First Trust of New York, National Association, 100 Wall Street, Suite 1600, New York, New York 10005, will also be the paying agent, registrar and transfer agent for any series of J.P. Morgan Debt Securities.

GLOBAL J.P. MORGAN DEBT SECURITIES

Any series of J.P. Morgan Debt Securities may be issued in the form of one or more global certificates (the "Global Debt Security") registered in the name of a depository or a nominee of a depository (the "Depository"). Unless otherwise specified in an applicable Prospectus Supplement, the Depository will be the Depository Trust Company ("DTC"). The Corporation has been informed by DTC that its nominee will be CEDE & CO. ("CEDE"). Accordingly, CEDE is expected to be the initial registered holder of any series of J.P. Morgan Debt Securities. No person acquiring an interest in such series of J.P. Morgan Debt Securities (a "Holder") will be entitled to receive a certificate representing such person's interest in the J.P. Morgan Debt Securities except as set forth herein. Unless and until definitive J.P. Morgan Debt Securities are issued under the limited circumstances described herein, all references to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to Holders shall refer to payments and notices to DTC or CEDE, as the registered holder of the J.P. Morgan Debt Securities, as the case may be, for distribution to Holders in accordance with the DTC procedures.

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the 1934 Act. DTC was created to hold securities for its participating organizations ("'Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

Holders that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, J.P. Morgan Debt Securities may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, since such payments will be forwarded by the agent designated by J.P. Morgan to CEDE, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or Holders. It is anticipated that CEDE, as nominee of DTC, will be the registered holder of all of the J.P. Morgan Debt Securities. Holders will not be recognized by either of the Trustees as registered holders of the J.P. Morgan Debt Securities entitled to the benefits of the relevant Indenture. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC will be required to make book-entry transfers of J.P. Morgan Debt Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which Holders have accounts with respect to the J.P. Morgan Debt Securities similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Holders.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a Holder to pledge J.P. Morgan Debt Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such J.P. Morgan Debt Securities, may be limited due to the absence of physical certificates for such J.P. Morgan Debt Securities.

DTC has advised J.P. Morgan that it will take any action permitted to be taken by a Holder under the relevant Indenture only at the direction of one or more Participants to whose accounts with DTC the J.P. Morgan Debt Securities are credited. The Global Debt Security shall be exchangeable for J.P. Morgan Debt Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies J.P. Morgan that it is unwilling or unable to continue as depository for such Global Debt Security or if at any time DTC ceases to be a clearing agency registered under the 1934 Act at a time when DTC is required to be so registered to act as such depository or (ii) J.P. Morgan executes and delivers to the Trustee a Company Order that such Global Debt Security shall be so exchangeable. Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for J.P. Morgan Debt Securities registered in such names as DTC shall direct. Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive

J.P. Morgan Debt Securities. Upon surrender by DTC of the Global Debt Security representing the J.P. Morgan Debt Securities and instructions for registration, the Trustee will reissue the J.P. Morgan Debt Securities as definitive J.P. Morgan Debt Securities, and thereafter the Trustee will recognize the holders of such definitive J.P. Morgan Debt Securities as registered holders of J.P. Morgan Debt Securities entitled to the benefits of the applicable Indenture.

The Global Debt Security may not be transferred except as a whole by DTC with respect to such Global Debt Security to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor Depository appointed by the Corporation. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Debt Security evidencing all or part of the J.P. Morgan Debt Securities unless such beneficial interest is an amount equal to an authorized denomination for the J.P. Morgan Debt Securities.

GOVERNING LAW AND JUDGMENTS

The Securities will be governed by and construed in accordance with the laws of the State of New York. In the event action based on Securities denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Securities only in U.S. Dollars. If an action based on Securities denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court should render or enter a judgment or decree in the Specified Currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                          DESCRIPTION OF DEBT WARRANTS

J.P. Morgan may issue Debt Warrants for the purchase of J.P. Morgan Debt Securities. The Debt Warrants are to be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between J.P. Morgan and Morgan Guaranty, as warrant agent (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants (the "Offered Debt Warrants"). A copy of the Debt Warrant Agreement, including the form of warrant certificate (the "Debt Warrant Certificate") representing the Debt Warrants, substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. Brief summaries of the principal provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete.

GENERAL

If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Debt Warrants, the Debt Warrant Agreement relating to the Offered Debt Warrants and the Debt Warrant Certificates representing the Offered Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the J.P. Morgan Debt Securities purchasable upon exercise of the Offered Debt Warrants; (2) if applicable, the designation and terms of any related J.P. Morgan Debt Securities with which the Offered Debt Warrants are issued and the number of Offered Debt Warrants issued with each such J.P. Morgan Debt Security; (3) if the J.P. Morgan Debt Securities purchasable upon exercise of Offered Debt Warrants are denominated in a currency other than U.S. dollars or in any currency unit, the denomination of such J.P. Morgan Debt Securities and the coin or currency or units based on or relating to currencies (including
ECU) in which the principal, premium, if any, and interest on such J.P. Morgan Debt Securities will be payable, which may be U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due; (4) if applicable, the date on and after which the Offered Debt Warrants and the related J.P. Morgan Debt Securities will be separately transferable; (5) the principal amount of J.P. Morgan Debt Securities purchasable upon exercise of the Offered Debt Warrants and the price at which and coin or currency or units based on or relating to currencies (including ECU) in which such principal amount of J.P. Morgan Debt Securities may be purchased upon such exercise; (6) the date on which the right to exercise the Offered Debt Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (7) if the J.P. Morgan Debt Securities purchasable upon exercise of Offered Debt Warrants are original issue discount J.P. Morgan Debt Securities, a discussion of the specific Federal income tax, accounting and other special considerations applicable thereto; and (8) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form.

Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, may, if in registered form, be presented for registration and transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the J.P. Morgan Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the J.P. Morgan Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

Each Offered Debt Warrant will entitle the holder to purchase for cash such principal amount of J.P. Morgan Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Debt Warrants. Offered Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Debt Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by J.P. Morgan), unexercised Debt Warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Debt Warrants may be exercised by delivery to the Debt Warrant Agent of the Debt Warrant Certificate evidencing such Debt Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the J.P. Morgan Debt Securities purchasable upon such exercise. The exercise price will be that price applicable on the date of receipt of payment in full of the requisite amount of funds, determined as set forth in the Prospectus Supplement relating to the Offered Debt Warrants. Upon receipt of such payment and such Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, J.P. Morgan will, as soon as practicable, forward the J.P. Morgan Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining Debt Warrants.

                     DESCRIPTION OF SERIES PREFERRED STOCK

J.P. Morgan is authorized to issue up to 10,000,000 shares of preferred stock without par value (the "Preferred Stock"), which may be issued from time to time in one or more series with such terms as are determined by resolution of the Board of Directors. All shares of Series Preferred Stock, irrespective of series, constitute one and the same class. See "Description of Capital Stock." The following description of the terms of the Series Preferred Stock sets forth certain general terms and provisions of the Series Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Series Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of Series Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock. The terms of a particular series of Series Preferred Stock may differ, among other things, in (1) the number of shares to constitute such series, (2) the dividend rate (or the method of calculation) on the shares of such series, and whether such dividends are cumulative, (3) whether or not the shares of the series shall be redeemable and the terms thereof, (4) the terms and amount of any sinking fund provided for the purchase or redemption of the series, (5) whether or not the shares of the series shall be convertible into, or exchangeable for, cash or shares of any other series of Series Preferred Stock or other securities of J.P. Morgan and the terms thereof, (6) the amount per share payable on the shares of the series in case of liquidation, dissolution or winding up of J.P. Morgan, (7) the terms of voting rights, if any, of shares of the series, (8) whether there are restrictions or conditions upon the issue or reissue of any additional preferred stock ranking on a parity with or prior to such series as to dividends or upon liquidation, dissolution or winding up, and (9) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series. Unless otherwise specifically set forth in the Prospectus Supplement relating to a series of Series Preferred Stock, all series of Series Preferred Stock shall be of equal rank, preference and priority as to dividends and upon liquidation, dissolution or winding up of J.P. Morgan; when the stated dividends are not paid in full, the shares of all series of the Series Preferred Stock shall share ratably in any payment thereof, and upon liquidation, dissolution or winding up of J.P. Morgan, if assets are insufficient to pay in full all shares of all series of Series Preferred Stock, then such assets shall be distributed among the holders ratably.

As described under "Depositary Shares" below, J.P. Morgan may, at its option, elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Series Preferred Stock) of a share of the particular series of Series Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Series Preferred Stock.

Since J.P. Morgan is a holding company, the right of J.P. Morgan, and hence the right of creditors and stockholders of J.P. Morgan, to participate in any distribution of assets of any subsidiary, upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of J.P. Morgan itself as a creditor of the subsidiary may be recognized.

The brief description of the principal provisions of the Series Preferred Stock set forth below does not purport to be complete.

DIVIDEND RIGHTS

The holders of the Series Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Prospectus Supplement relating to a particular series of Series Preferred Stock, and no more, payable quarterly (each, a "Dividend Payment Date"), unless otherwise specified in the Prospectus Supplement relating to a series of Series Preferred Stock. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock books of J.P. Morgan (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors of J.P. Morgan or a duly authorized committee thereof. Dividends payable on the Series Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Unless otherwise specified in the Prospectus Supplement relating to a series of Series Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any quarterly dividend period (being the period between such dividend payment dates) dividends at the rate or rates as described in the Prospectus Supplement relating to such series of Series Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Series Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by J.P. Morgan. The cutting-off of dividends on Common Stock until the arrearages have been paid or provided for, as outlined above, and such rights, if any, to vote for the election of directors as may be set forth in the Prospectus Supplement relating to a series of Series Preferred Stock, shall be the only consequences of the failure to declare or pay dividends on the Series Preferred Stock. After payment in full of all dividend arrearages on the Series Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

Each series of the Series Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series. Different series of the Series Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

OPTIONAL REDEMPTION

J.P. Morgan may, at its option, at any time or from time to time on not less than 30 and not more than 60 days' notice, redeem one or more series of the Series Preferred Stock, in whole or in part, at the redemption prices and on the dates set forth in the Prospectus Supplement for the related series of Series Preferred Stock.

Any optional redemption by J.P. Morgan shall be with the approval of the appropriate bank regulatory authorities unless at the time such approval is not required. At the date of this Prospectus approval by the Federal Reserve Board is required.

If less than all the outstanding shares of a series of the Series Preferred Stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of J.P. Morgan or by any other method which may be determined by the Board of Directors to be equitable. From and after the redemption date (unless default shall be made by J.P. Morgan in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of such Series Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

At the option of J.P. Morgan, shares of Series Preferred Stock redeemed or otherwise acquired may be restored to the status of authorized but unissued shares of Series Preferred Stock.

CONVERSION OR EXCHANGE

The holders of the Series Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for, cash or shares of any other series of Series Preferred Stock or other securities of J.P. Morgan, as may be set forth in the Prospectus Supplement relating to a series of Series Preferred Stock.

VOTING RIGHTS

Except as indicated below or in the Prospectus Supplement relating to a particular series of Series Preferred Stock, or except as expressly required by applicable law, the holders of the Series Preferred Stock will not be entitled to vote. In the event that J.P. Morgan issues full shares of any series of Series Preferred Stock, each such share will be generally entitled to one vote on matters on which holders of such series of the Series Preferred Stock are entitled to vote, irrespective of such series' aggregate stated value, liquidation preference or initial offering price. However, as more fully described under "Depositary Shares" below, if J.P. Morgan elects to issue Depositary Shares representing a fraction of a share of a series of Series Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote as shall be set forth in the Prospectus Supplement relating to such series rather than one vote, per Depositary Share.

If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable by J.P. Morgan on any series of Series Preferred Stock are in default, the number of directors of J.P. Morgan will be increased by two and the holders of record of all outstanding series of Series Preferred Stock upon which like voting rights have been conferred, voting as a single class without regard to series, will be entitled to vote for the election of such additional two directors until all dividends in default have been paid or declared and set apart for payment.

So long as any shares of Series Preferred Stock remain outstanding (except as may be otherwise specified in the Certificate of Designation creating such Series Preferred Stock), J.P. Morgan shall not, without the affirmative vote or consent of the holders of at least two-thirds of the votes of the Series Preferred Stock at the time outstanding and entitled to vote, given in person or by proxy, either in writing or by resolution adopted at a meeting at which the holders of any series of Series Preferred Stock (alone or together with the holders of one or more other series of Series Preferred Stock at the time outstanding and entitled to vote) voting separately as a class, alter the provisions of the Series Preferred Stock so as to materially adversely affect its rights; provided; however, that in the event any such materially adverse alteration affects the rights of only a single series of Series Preferred Stock, then the alteration may be effected only with the vote or consent of at least two-thirds of the votes of such series of Series Preferred Stock; provided, further, that no such vote of any series of Series Preferred Stock will be required to authorize an increase in the amount of the authorized Series Preferred Stock and/or the creation and issuance of other series of Series Preferred Stock in accordance with J.P. Morgan's Restated Certificate of Incorporation, as amended. In connection with the exercise of the voting rights contained in the preceding sentence, holders of all series of Series Preferred Stock which are granted such voting rights shall vote as a class (except as specifically provided otherwise).

The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Series Preferred Stock.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of Series Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over J.P. Morgan) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time (i) any bank holding company may be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, to acquire or retain 5% or more of any series of Series Preferred Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Bank Change in Control Act to acquire 10% or more of such series of Series Preferred Stock.

LIQUIDATION RIGHTS

Upon any liquidation, dissolution or winding up of J.P. Morgan, whether voluntary or involuntary, the holders of each series of Series Preferred Stock shall have preference and priority over the Common Stock for payment out of the assets of J.P. Morgan or proceeds thereof, whether from capital or surplus, of such amounts as are set forth in the Prospectus Supplement relating to such series of Series Preferred Stock and, after such payment, the holders of such series of Series Preferred Stock shall be entitled to no other payments. If, in such case, the assets of J.P. Morgan or proceeds thereof shall be insufficient to make the full liquidating payment on such series of Series Preferred Stock and liquidating payments on any other outstanding series of Series Preferred Stock (including accrued and unpaid dividends, if any), then such assets and proceeds shall be distributed among the holders of such series of Series Preferred Stock and any other outstanding series of Series Preferred Stock, ratably in accordance with the respective amounts which would be payable on all Series Preferred Stock (including accrued and unpaid dividends, if any) if all such liquidating amounts payable were paid in full. A consolidation or merger of J.P. Morgan with or into any other corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of J.P. Morgan shall not be deemed or construed to be a liquidation, dissolution or winding up of J.P. Morgan.

MISCELLANEOUS

Unless otherwise specified in the applicable Prospectus Supplement, First Chicago Trust Company will serve as transfer agent, dividend disbursing agent and registrar for any series of Series Preferred Stock. The holders of any series of Series Preferred Stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of J.P. Morgan. When issued, each series of the Series Preferred Stock will be fully paid and nonassessable. The Certificate of Designation setting forth the provisions of any series of Series Preferred Stock will become effective after the date of the Prospectus Supplement relating to such series of Series Preferred Stock, but on or before issuance of such series of Series Preferred Stock.

                               DEPOSITARY SHARES

GENERAL

J.P. Morgan may, at its option, elect to offer fractional shares of a particular series of Series Preferred Stock, rather than full shares of such series of Series Preferred Stock. In the event such option is exercised, J.P. Morgan will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Series Preferred Stock) of a share of a particular series of Series Preferred Stock as described below. The shares of any series of Series Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between J.P. Morgan and a bank or trust company selected by J.P. Morgan having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the particular series of Series Preferred Stock in accordance with the terms of the offering described in the related Prospectus

Supplement. Copies of the forms of the Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of J.P. Morgan, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at J.P. Morgan's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Depositary will distribute all cash dividends or other cash distributions received in respect of the particular series of Series Preferred Stock to the record holders of Depositary Shares relating to such Series Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of J.P. Morgan, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF STOCK

Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby is entitled to delivery, at such office to or upon his order, of the number of whole shares of the related series of Series Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Series Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Series Preferred Stock, but holders of such whole shares of Series Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Series Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

If a series of Series Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Series Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Series Preferred Stock. Whenever J.P. Morgan redeems shares of Series Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the related series of Series Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

VOTING THE SERIES PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of the Series Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Series Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Series Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Series Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Series Preferred Stock represented by such Depositary Shares in accordance with such instructions, and J.P. Morgan will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Series Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Series Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between J.P. Morgan and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by J.P. Morgan or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the related series of Series Preferred Stock in connection with any liquidation, dissolution or winding up of J.P. Morgan and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

J.P. Morgan will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. J.P. Morgan will pay charges of the Depositary in connection with the initial deposit of the related series of Series Preferred Stock and any redemption of such Series Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

The Depositary may resign at any time by delivering to J.P. Morgan notice of its election to do so, and J.P. Morgan may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The Depositary will forward all reports and communications from J.P. Morgan which are delivered to the Depositary and which J.P. Morgan is required to furnish to the holders of the related series of Series Preferred Stock.

Neither the Depositary nor J.P. Morgan will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of J.P. Morgan and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Series Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

J.P. Morgan may issue Preferred Stock Warrants for the purchase of a particular series of Series Preferred Stock or Depositary Shares. The Preferred Stock Warrants are to be issued under warrant agreements (each a "Preferred Stock Warrant Agreement") to be entered into between J.P. Morgan and Morgan Guaranty, as warrant agent (the "Preferred Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Preferred Stock Warrants (the "Offered Preferred Stock Warrants"). A copy of the Preferred Stock Warrant Agreement, including the form of preferred stock warrant certificate (the "Preferred Stock Warrant Certificate") representing the Preferred Stock Warrants, substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. Brief summaries of the principal provisions of the Preferred Stock Warrant Agreement and Preferred Stock Warrant Certificates do not purport to be complete.

GENERAL

If Preferred Stock Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Preferred Stock Warrants, and the Preferred Stock Warrant Agreement relating to the Offered Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing the Offered Preferred Stock Warrants including the following:

        (i) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Series Preferred Stock or Depositary Shares purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Series Preferred Stock or Depositary Shares may be purchased upon such exercise;

        (ii) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;

        (iii) United States Federal income tax consequences applicable to such Preferred Stock Warrants; and

        (iv) any other terms of such Preferred Stock Warrants.

Preferred Stock Warrants for the purchase of Series Preferred Stock or Depositary Shares will be offered and exercisable for U.S. dollars only. Preferred Stock Warrants will be issued in registered form only. The exercise price for Preferred Stock Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

EXERCISE OF PREFERRED STOCK WARRANTS

Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares (as applicable) of Series Preferred Stock or Depositary Shares, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Preferred Stock Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. Offered Preferred Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Preferred Stock Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by J.P. Morgan), unexercised Preferred Stock Warrants will become void. The place or places where, and the manner in which, Preferred Stock Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Preferred Stock Warrants.

Prior to the exercise of any Preferred Stock Warrants to purchase Series Preferred Stock or Depositary Shares, holders of such Preferred Stock Warrants will not have any rights of holders of the Series Preferred Stock or Depositary Shares purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Series Preferred Stock or Depositary Shares purchasable upon such exercise or to exercise any applicable right to vote.

                       DESCRIPTION OF UNIVERSAL WARRANTS

The following description of the terms of the Universal Warrants sets forth certain general terms and provisions of the Universal Warrants to which any Prospectus Supplement may relate. The particular terms of the Universal Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Universal Warrants so offered will be described in the Prospectus Supplement relating to such Universal Warrants.

Each issue of Universal Warrants will be issued under a warrant agreement (each a "Universal Warrant Agreement") to be entered into between J.P. Morgan and Morgan Guaranty, as warrant agent (the "Universal Warrant Agent"), all as described in the Prospectus Supplement relating to such Universal Warrants. A copy of the form of Universal Warrant Agreement including the form of Universal warrant certificate (the "Universal Warrant Certificate") representing the Universal Warrants, substantially in the form in which it will be executed, will be filed as an exhibit to the Registration Statement. Brief summaries of the principal provisions of the Universal Warrants and the Universal Warrant Agreement do not purport to be complete.

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

GENERAL

J.P. Morgan may issue Universal Warrants (i) to purchase or sell securities of any entity unaffiliated with J.P. Morgan or securities based on the performance of such entity, but not including the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, an index or indices of securities, a basket of indices, or any combination of the above, (ii) to purchase or sell currencies or currency units or composite currencies, (iii) to purchase or sell commodities or (iv) entitling the holders thereof to receive an amount in cash determined by references to increases or decreases in the yield or closing price of one or more debt instruments, in the interest rate, interest swap rate or other rate; or any combination of the above.

J.P. Morgan may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities (if applicable) or the cash value of the Universal Warrant, as set forth in the applicable prospectus supplement.

Prospective purchasers of Universal Warrants should be aware of special United States Federal income tax considerations applicable to instruments such as the Universal Warrants. The Prospectus Supplement relating to each issue of Universal Warrants will describe such tax considerations.

Reference is made to the Prospectus Supplement for the following terms of and information relating to any Universal Warrants: (i) whether such Universal Warrants are put Warrants or call Warrants; (ii) the designated securities, currencies or composite currencies, index or indices of securities or the formula for determining the cash settlement value of such; (iii) the price at which and the currency or composite currency with which such Universal Warrants may be exercised; (iv) whether such exercise price may be paid in cash, by the exchange of any other Security offered with such Universal Warrants or both and the method of such exercise; (v) whether the exercise of such Universal Warrants is to be settled in cash or by delivery of the underlying securities, currencies or commodities or both; (vi) the date on which the right to exercise the Universal Warrants shall commence and the date (the "Universal Warrant Expiration Date") on which such right shall expire or, if the Universal Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Universal Warrant Exercise Date," which term shall also mean, with respect to Universal Warrants continuously exercisable for a period of time, every date during such period);
(vii) the national securities exchange on which such Universal Warrants will be listed, if any; (viii) whether such Universal Warrants will, from the perspective of holders, be represented by certificates or issued in book-entry form; (ix) the place or places at which payment of the cash settlement value of such Universal Warrants is to be made by J.P. Morgan, if applicable; (x) the circumstances which will cause the Universal Warrants to be deemed to be automatically exercised, and any other terms of such Universal Warrants.

BOOK-ENTRY PROCEDURE AND SETTLEMENT

Except as may otherwise be provided in the applicable Prospectus Supplement, the Universal Warrants will be issued in the form of a single global Universal Warrant Certificate, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Universal Warrants. A holder's ownership of a Universal Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Universal Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Universal Warrant will be affected only through the selling holder's brokerage firm.

EXERCISE OF UNIVERSAL WARRANTS

Unless otherwise specified in the applicable Prospectus Supplement, each Universal Warrant will entitle the holder to the cash settlement value of such Universal Warrant on the applicable Universal Warrant Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement.

LISTING

Each issue of Universal Warrants may be listed on a national securities exchange, subject only to official notice of issuance and exchange approval as a condition of sale of any such Universal Warrants. If such listing is sought, there can be no assurance that such approval will be granted. In the event that the Universal Warrants are delisted from, or
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

permanently suspended from trading on, such exchange, the Universal Warrant Expiration Date for such Universal Warrants will be the date such delisting or trading suspension becomes effective and Universal Warrants not previously exercised will be deemed automatically exercised on such Universal Warrant Expiration Date. The applicable Universal Warrant agreement will contain a covenant of J.P. Morgan not to seek delisting of the Universal Warrants, or suspension of their trading, on such exchange unless J.P. Morgan has, at the same time, arranged for listing on another national securities exchange.

RISK FACTORS RELATING TO UNIVERSAL WARRANTS

Universal Warrants involve a high degree of risk, including the risk of expiring worthless. Purchasers should be prepared to sustain a loss of some or all of the purchase price of their Universal Warrants. Prospective purchasers of the Universal Warrants should be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with their advisers of the suitability of the Universal Warrants in light of their particular financial circumstances, the information set forth under "Description of Universal Warrants" herein and the risk factors and information regarding the Universal Warrants set forth in the Prospectus Supplement relating to such Universal Warrants.

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

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of J.P. Morgan consists of 500,000,000 shares of Common Stock, $2.50 par value, and 10,000,000 shares of Preferred Stock, no par value. At December 31, 1997, there were 176,317,729 shares of Common Stock outstanding and 2,444,300 shares of Series A Adjustable Rate Cumulative Preferred Stock, 50,000 shares each of Series B, C, D, E and F Variable Cumulative Preferred Stock, and 400,000 shares of Series H Fixed Cumulative Preferred Stock outstanding.

The brief summary of the principal provisions contained in J.P. Morgan's Restated Certificate of Incorporation does not purport to be complete.

COMMON STOCK

Subject to the prior rights of the Preferred Stock, holders of J.P. Morgan Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any fund legally available therefor and upon liquidation, dissolution or winding up to receive pro rata all of J.P. Morgan remaining after provision has been made for the payments of creditors.

Under the Federal Reserve Act, there are legal restrictions that limit the amount of dividends that Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), a subsidiary of J.P. Morgan and a state member bank, can declare. The most restrictive test requires approval of the Board of Governors of the Federal Reserve System if dividends declared exceed the net profits for that year as defined, combined with the net profits for the preceding two years. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles reduced by the amount of dividends declared. At December 31, 1997, the cumulative retained net profits for the years 1997 and 1996 available for distribution as dividends by Morgan Guaranty in 1998 without approval of the Federal Reserve Board amounted to approximately $1,679 million.

The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice.

VOTING RIGHTS

Subject to the voting rights of the Preferred Stock, all voting rights are vested in the holders of shares of J.P. Morgan Common Stock, each share being entitled to one vote.

PREEMPTIVE RIGHTS

Holders of J.P. Morgan Common Stock do not have any preemptive rights to subscribe to any additional securities that J.P. Morgan may issue.

PREFERRED STOCK

General. The Preferred Stock, of which 10,000,000 shares have been authorized, upon issuance has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of J.P. Morgan and such other rights, preferences and limitations as may be fixed by the Board of Directors. Dividend provisions, liquidation preferences, voting rights, if any, sinking fund and redemption provisions, if any, and conversion and exchange provisions, if any, also will be fixed by the Board of Directors. The shares of Series Preferred Stock referred to in this Prospectus, when issued and paid for, will be validly issued, fully paid and non-assessable.

SERIES A PREFERRED STOCK

Adjustable Rate Cumulative Preferred Stock, Series A. In March 1983, the Corporation issued 2,500,000 shares of the Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock") of which 2,444,300 shares are currently outstanding. Dividends on the Series A Preferred Stock are cumulative. If the equivalent of six quarterly dividends payable on the Series A Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), the number of directors of J.P. Morgan will be increased by two and the
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

holders of the outstanding Series A Preferred Stock, voting together as a single class with holders of shares of any other series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors (the holders of record of Series A Preferred Stock being entitled to cast 1/10 of one vote) until all dividends in arrears have been declared and paid or set apart for payment in full. In the event of liquidation or dissolution, the holders of shares of Series A Preferred Stock are entitled to receive a distribution of $100 per share, plus, in each case, accrued and unpaid dividends to the date of final distribution.

Except under certain circumstances, shares of Series A Preferred Stock were not redeemable prior to March 1, 1986. On or after such date and prior to February 29, 1988, shares of Series A Preferred Stock were redeemable at the option of J.P. Morgan, as a whole or in part, at a redemption price per share of $103.00 and thereafter at $100 per share. The redemption price set forth above with respect to Series A Preferred Stock will be increased, in each case, by the amount of accrued and unpaid dividends thereon to the date fixed for redemption.

Dividends on the Series A Preferred Stock are established quarterly by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. In no event will the quarterly dividends payable on the Series A Preferred Stock be less than 5.00% or greater than 11.50% per annum.

SERIES B, C, D, E AND F PREFERRED STOCK

Variable Cumulative Preferred Stock, Series B, C, D, E and F. In January 1990, as another series of series preferred stock, J.P. Morgan issued $250 million, or 250,000 shares, of Variable Cumulative Preferred Stock, Series B, C, D, E and F (the "Variable Cumulative Preferred Stock") in five series of 50,000 shares each: Series B, Series C, Series D, Series E and Series F. These issues, priced at $1,000 per share, have contingent voting rights and a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. Each of the five series is identical except that the dividend rates and dividend payment dates vary and separate auctions on different auction dates are held by each series.

The shares of each of these series of Variable Cumulative Preferred Stock are redeemable as a whole or in part (in units of 100 shares), except under certain conditions, at the option of J.P. Morgan, at a redemption price of $1,000 per share plus an amount equal to accrued and unpaid dividends.

Dividends on each series of Variable Cumulative Preferred Stock are cumulative and are payable generally every 49 days, subject to certain conditions. The dividend rates are set at a rate per annum that is determined either by an auction conducted on each such series of Variable Cumulative Preferred Stock on the business day preceding the commencement of a subsequent dividend period or by a remarketing. The rate for any dividend period is subject to a maximum rate based upon the "AA" Composite Commercial Paper Rate and the credit ratings of the Variable Cumulative Preferred Stock in effect on a particular auction date.

SERIES H PREFERRED STOCK

Fixed Cumulative Preferred Stock, Series H. In February 1996, as another series of preferred stock, J.P. Morgan issued $200 million, or 400,000 shares, of 6 5/8% Cumulative Preferred Stock, Series H (the "Series H Preferred Stock"). Shares of the Series H Preferred Stock have a stated value of $500 per share.

The shares of this Series H Preferred Stock are not redeemable prior to March 31, 2006. On or after March 31, 2006, J.P. Morgan, at its option, with prior approval of the appropriate bank regulators, if so required, may redeem the Series H Preferred stock, as a whole or in part, at any time or from time to time out of funds legally available therefor, at a redemption price of $500 per share plus an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption.

Dividends on this Series H Preferred Stock shall be declared by the Board of Directors of J.P. Morgan at a rate of 6 5/8% per annum on the stated value thereof. Such dividends shall be cumulative and payable generally on March 31, June 30, September 30 and December 31 of each year.

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

                              PLAN OF DISTRIBUTION

J.P. Morgan may sell the Securities being offered hereby (i) through agents,
(ii) through underwriters, (iii) through dealers and (iv) directly to purchasers. J.P. Morgan may sell the Series Preferred Stock, including any associated Depositary Shares, the Preferred Stock Warrants or the Universal Warrants being offered hereby through underwriters. Any such persons may be customers of, engage in transactions with, or perform services for, J.P. Morgan in the ordinary course of business.

Securities may be offered and sold through agents designated by J.P. Morgan from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by J.P. Morgan to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act") of the Securities so offered and sold. Agents may be entitled under agreements which may be entered into with J.P. Morgan to indemnification by J.P. Morgan against certain liabilities, including liabilities under the 1933 Act and the 1934 Act.

If an underwriter or underwriters are utilized in the sale of the Offered Securities, J.P. Morgan will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. Underwriters will acquire Offered Securities for their own account and may resell such Offered Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by J.P. Morgan against certain liabilities, including liabilities under the 1933 Act. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Offered Securities offered thereby. If any underwriter or underwriters are utilized in the sale of the Offered Securities, the underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased.

If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, J.P. Morgan will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the 1933 Act, of the Securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with J.P. Morgan, to indemnification by J.P. Morgan against certain liabilities, including liabilities under the 1933 Act. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

Offers to purchase Securities may be solicited directly by J.P. Morgan and sales thereof may be made by J.P. Morgan directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the 1933 Act, with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

If so indicated in the Prospectus Supplement, J.P. Morgan will authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities from J.P. Morgan at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless J.P. Morgan otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of J.P. Morgan.

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

Contracts will not be subject to any conditions except the condition that any related sale of Offered Securities to underwriters shall have occurred and the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by J.P. Morgan.

The place and time of delivery of the Offered Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

This Prospectus and related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of a sale.

The offer and sale of the Offered Securities by an affiliate of J.P. Morgan will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") Conduct Rules regarding underwriting of securities of an affiliate and will comply with any restrictions imposed on the Underwriter by the Board of Governors of the Federal Reserve System. Accordingly, an affiliate of J.P. Morgan that is a member of the NASD may participate in a public offering and sale of J.P. Morgan Debt Securities, Series Preferred Stock or Depositary Shares if the offering is of a class of securities rated investment grade by a nationally recognized statistical rating organization. In addition, an affiliate of J.P. Morgan that is a member of the NASD may participate in any public offering and sale of the Offered Securities, including without limitation Debt Warrants, Preferred Stock Warrants and Universal Warrants, if the price at which an equity issue is distributed to the public is no higher or the yield at which a debt issue is distributed to the public is no lower than that recommended by a "qualified independent underwriter" (determined to be so qualified by the NASD prior to commencement of such offering), in each case in compliance with the provisions of the NASD.

Each NASD member participating in offers and sales of the Offered Securities will not execute a transaction in the Offered Securities in a discretionary account without the prior written specific approval of the member's customer.

Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, J.P. Morgan in the ordinary course of business.

                                    EXPERTS

The audited financial statements contained in J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1997, (included in J.P. Morgan's Annual Report to Stockholders) are incorporated by reference in this Prospectus in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

The validity of the offered Securities offered hereby will be passed upon by James F.X. Sullivan, Vice President and Assistant General Counsel of J.P. Morgan, and by Cravath, Swaine & Moore, New York, New York, counsel for any underwriters, selling agents and certain other purchasers.

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